Exhibit 2.1

This Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that: were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties to the Agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Agreement instead of establishing those matters as facts; and may be subject to standards of materiality applicable to the parties to the Agreement that differ from those applicable to investors. Rosewind’s shareholders and other investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Rosewind or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by Rosewind.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 16, 2015 is made by and among James B. Wiegand and Michael B. Wiegand (each, a “Parent Major Stockholder” and collectively, the “Parent Major Stockholders”), Rosewind Corporation, a Colorado corporation (“Parent”), Rosewind Merger Sub V, Inc., a Delaware corporation (“Vyrix Merger Sub”), Vyrix Pharmaceuticals, Inc., a Delaware corporation (“Vyrix”), Rosewind Merger Sub L, Inc., a Delaware corporation (“Luoxis Merger Sub” and, collectively with Vyrix Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and Luoxis Diagnostics, Inc., a Delaware corporation (“Luoxis” and, collectively with Vyrix, the “Companies” and each, a “Company”).

WHEREAS, Parent has approved, and the respective Boards of Directors of Vyrix Merger Sub and Vyrix have adopted, approved and declared advisable, this Agreement and the merger of Vyrix Merger Sub with and into Vyrix with Vyrix surviving (the “Vyrix Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, Parent has approved, and the respective Boards of Directors of Luoxis Merger Sub and Luoxis have adopted, approved and declared advisable, this Agreement and the merger of Luoxis Merger Sub with and into Luoxis with Luoxis surviving (the “Luoxis Merger” and, collectively with the Vyrix Merger, the “Mergers” and each, a “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, immediately following approval and adoption of this Agreement by the Board of Directors of Vyrix (the “Vyrix Board”), the holders of the outstanding voting securities of Vyrix will unanimously adopt and approve this Agreement and the Vyrix Merger as required under the General Corporation Law of the State of Delaware (the “DGCL”) and will execute and deliver an action by written consent evidencing the same (the “Vyrix Stockholder Consent”);

WHEREAS, immediately following approval and adoption of this Agreement by the Board of Directors of Luoxis (the “Luoxis Board”), the holders of a sufficient number of the outstanding voting securities of Luoxis will adopt and approve this Agreement and the Luoxis Merger as required under the DGCL and will execute and deliver an action by written consent evidencing the same (the “Luoxis Stockholder Consent” and, collectively with the Vyrix Stockholder Consent, the “Company Stockholder Consents” and each, a “Company Stockholder Consent”); and

WHEREAS, the Parent Major Stockholders, Parent, the Merger Subs and the Companies desire that each of the Mergers, taken together with the merger of the Surviving Corporations (as defined in Section 2.1(ii)) with and into Parent, with Parent surviving (as described in Section 2.5(c)), qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND USAGE

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, a Person is deemed to “control” an Entity if such Person, directly or indirectly: (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity. The Parent Major Stockholders are deemed to be Affiliates of Parent.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Applicable Law” means, with respect to any Person, any international, federal, state, local or foreign statute, code, ordinance, rule, regulation, consent, approval, judgment, Order, writ, decree, injunction or other authorization, treaty, convention, or governmental requirement of any Governmental Authority that is binding upon, or applicable to, such Person.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into on the Closing Date among the Companies and Parent, and to be consented to by Company Parent, in substantially the form of Exhibit F.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks in the State of New York are authorized or required by federal law to be closed.

“Claim” means claims, demands, charges, complaints, actions, causes of action, suits, proceedings, hearings or administrative proceedings.

“Code” has the meaning ascribed thereto in the Recitals.

“Companies Balance Sheet” means the balance sheet of the Companies included in the Companies Financial Statements.

“Company” and “Companies” have the meaning ascribed to them in the Preamble.

“Company Acquisition Proposal” means any proposal for a merger or other business combination involving either of the Companies or for the acquisition of a substantial equity interest in either of them or any material part of the assets of either of them.

“Company Board” and “Company Boards” mean the Vyrix Board and the Luoxis Board, or either or both of them, as the context may require.

“Companies Financial Statements” means the unaudited, combined financial statements as at December 31, 2014 of the Companies.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to either of the Companies.

“Company Parent” means Ampio Pharmaceuticals, Inc., a Delaware corporation.

“Company Parent Board” means the Board of Directors of Company Parent.

“Company Parent Stock Purchase” means the purchase by Company Parent of Parent Common Stock from Parent at the Closing for (i) issuance to Parent by Company Parent of a promissory note in the principal amount of $10,000,000, (ii) Company Parent cancellation of indebtedness of Luoxis to Company Parent in the amount of $8,000,000 and (iii) Company Parent cancellation of indebtedness of Vyrix to Company Parent in the amount of $4,000,000, all on terms, and subject to conditions and documentation, satisfactory to each of Company Parent and Parent.

“Company Stock” means Vyrix Stock and Luoxis Stock, or either or both of them, as the context may require.

“Company Stockholder Consent” and “Company Stockholder Consents” have the meaning ascribed to them in the Recitals.

“Consulting Agreement” means the Consulting Agreement to be entered into at the Closing between Parent and James B. Wiegand substantially in the form of Exhibit D.

“Contract” means any agreement, arrangement, commitment or instrument, written or oral, including, any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.

“DGCL” has the meaning ascribed thereto in the Recitals.

“Disclosure Letter” and “Disclosure Letters” mean the Parent Disclosure Letter and the Company Disclosure Letter, or either or both of them, as the context may require.

“Employment Agreement” and “Employment Agreements” mean the employment agreements to be entered into at the Closing between Parent and each of Joshua Disbrow and Jarrett Disbrow, in substantially the form of Exhibit E, or either or both of them, as the context may require.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental, Health and Safety Laws” means any present or future Applicable Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (c) occupational health and safety, or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

“Equity Interests” means (a) with respect to a corporation, any and all shares, equity securities, interests, profit participations, stock appreciation rights, phantom stock plans or other equivalents (however designated) of corporate stock, including all common stock, preferred stock and other equity and voting interests, and warrants, options, calls, subscriptions or other convertible securities or other rights to acquire any of the foregoing, and (b) with respect to a partnership, limited liability company or similar Person, any and all units, membership or other interests, including rights to purchase, warrants, options, calls, subscriptions or other equivalents of, or other interests convertible into, any beneficial or legal ownership interest in such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Authority” means (a) the United States of America, (b) any state, county, municipality, or other governmental subdivision within the U.S., (c) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the U.S. or of any state, county, municipality, water rights, taxing, or zoning authority, or other governmental subdivision within the U.S. and (d) any foreign government or agency having jurisdiction over any Party.

“Hazardous Material” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Authority under Environmental, Health and Safety Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

“Indebtedness” of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practices and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means all U.S. and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisional patents, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations therefor, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, and (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world.

“Knowledge” means, with respect to any Person, the actual (but not constructive) knowledge of such Person or such Person’s officers after reasonable inquiry. With respect to Parent, “Knowledge” also includes the Knowledge of the Parent Major Stockholders and of the Merger Subs. With respect to each of the Companies, “Knowledge” includes the Knowledge of the other Company.

“Lien” means any lien, mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, encumbrance, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, preemptive right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.

“Lock-up Agreement” and “Lock-up Agreements” mean (i) with respect to the Parent Major Stockholders, Lock-up Agreements substantially in the form of Exhibit B-1, and (ii) with respect to Company Parent, a Lock-up Agreement substantially in the form of Exhibit B-2, or any or all of them, as the context may require.

“Luoxis” has the meaning ascribed thereto in the Preamble.

“Luoxis Board” has the meaning ascribed thereto in the Recitals.

“Luoxis Common Stock” means common stock, $0.0001 par value per share, of Luoxis.

“Luoxis Merger” has the meaning ascribed thereto in the Recitals.

“Luoxis Merger Sub” has the meaning ascribed thereto in the Recitals.

“Luoxis Merger Sub Board” means the Board of Directors of Luoxis Merger Sub.

“Luoxis Merger Sub Common Stock” means the common stock of Luoxis Merger Sub, $0.001 par value per share.

“Luoxis Preferred Stock” means preferred stock, $0.0001 par value per share, of Luoxis.

“Luoxis Stock” means Luoxis Common Stock and Luoxis Preferred Stock, or either or both of them, as the context may require.

“Luoxis Stockholder Consent” has the meaning ascribed thereto in the Recitals.

“Material Adverse Effect” means, with respect to any of the Parties, any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such Party or Parties in this Agreement or any of the Transaction Documents that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such Party or Parties, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions that do not have a disproportionate effect on such Party or (ii) changes affecting the industry generally in which such Party or Parties operate that do not have a disproportionate effect on such Party.

“Merger” and “Mergers” has the meaning ascribed to them in the Recitals.

“Merger Sub” and “Merger Subs” have the meaning ascribed to them in the Preamble.

“Merger Sub Common Stock” means Luoxis Merger Sub Common Stock and Vyrix Merger Sub Common Stock, or either or both of them, as the context may require.

“Order” means any order, writ, fine, injunction, decree, judgment, award or enforceable determination of any Governmental Authority.

“Parent” has the meaning ascribed thereto in the Preamble.

“Parent Acquisition Proposal” means any proposal for a merger or other business combination involving Parent or either of the Merger Subs or for the acquisition of a substantial equity interest in any of them or any material part of the assets of any of them.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means common stock, no par value per share, of Parent.

“Parent Major Stockholder” and “Parent Major Stockholders” have the meaning ascribed to them in the Preamble.

“Parent Major Stockholder Indebtedness” means all Indebtedness of Parent to James B. Wiegand.

“Parent Major Stockholder Release” and “Parent Major Stockholder Releases” mean, with respect to each of the Parent Major Stockholders, the release executed by such Parent Major Stockholder in substantially the form of Exhibit C, or either of both of them, as the context may require.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to any of Parent, the Merger Subs and the Parent Major Stockholders.

“Parent Permitted Payables” means all of the following, up to the aggregate amount of $25,000 and in each case as of the Closing Date: (i) accrued expenses of Parent, (ii) accounts payable of Parent not representing any out-of-pocket expenses, travel expenses or payments to Parent Major Stockholders or other holders of Parent Stock, (iii) Parent Major Stockholder Indebtedness and (iv) other Indebtedness of Parent.

“Parent Preferred Stock” means preferred stock, no par value per share, of Parent.

“Parent Quarterly Report” means the Quarterly Report on Form 10-Q of Parent for Parent’s fiscal quarter ended February 28, 2015.

“Parent Stock” means Parent Common Stock and Parent Preferred Stock, or either or both of them, as the context may require.

“Party” or “Parties” means, the Parent Major Stockholders, Parent, the Merger Subs and the Companies, or any or all of them, as the context may require.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and described in the applicable Disclosure Letter, (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (c) operators’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade periods) or other like Liens arising by operation of Applicable Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, or (d) any other Lien, encumbrance or other imperfection of title that does not materially affect the value or use of the property subject thereto or has been incurred in the ordinary course of business.

“Person” means any natural person or Entity.

“Preamble” means the preamble to this Agreement.

“Recitals” means the recitals to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, SOX, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Governmental Authority promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such business organization constitutes a legal entity, in which such Person directly or indirectly owns more than 50% of the total Equity Interests.

“Tax” or “Taxes” (including with correlative meaning, “Taxable”) means any federal, foreign, state or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, severance, fuel, utility, payroll, social security, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, add-on minimum, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever imposed by a Governmental Authority (a “Tax Authority”), together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

“Tax Return” means any report, return, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Tax Authority with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means any Person other than any of the Parties and their respective Affiliates.

“Transaction Documents” means this Agreement, the Parent Disclosure Letter, the Company Disclosure Letter, the Employment Agreements, the Lock-up Agreements, the Parent Major Stockholder Releases, the Consulting Agreement, the Assignment and Assumption Agreement and any and all other documents and agreements entered into by any of the Parties in connection with the Merger and the other transactions contemplated hereunder.

“Transfer Agent” means Standard Registrar and Transfer Agency or any other transfer agent or trust company designated by the Companies prior to the Effective Time.

“Vessel” means the vessel “Six String” registered in the United States with official number 1092464.

“Vessel Mortgage” means the undocumented mortgage in favor of James B. Wiegand constituting a Lien against the Vessel as security for payment of the Parent Major Stockholder Indebtedness.

“Vyrix” has the meaning ascribed thereto in the Preamble.

“Vyrix Board” has the meaning ascribed thereto in the Recitals.

“Vyrix Common Stock” means common stock, $0.0001 par value per share, of Vyrix.

“Vyrix Merger” has the meaning ascribed thereto in the Recitals.

“Vyrix Merger Sub” has the meaning ascribed thereto in the Recitals.

“Vyrix Merger Sub Board” means the board of directors of Vyrix Merger Sub.

“Vyrix Merger Sub Common Stock” means the common stock of Vyrix Merger Sub, $0.001 par value per share.

“Vyrix Preferred Stock” means preferred stock, $0.0001 par value per share, of Vyrix.

“Vyrix Stock” means Vyrix Common Stock and Vyrix Preferred Stock, or either of both of them, as the context may require.

“Vyrix Stockholder Consent” has the meaning ascribed thereto in the Recitals.

Section 1.2 References and Titles.

(a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.

(b) The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(c) A reference in this Agreement to any statute shall be to such statute as amended from time to time, and the rules and regulations promulgated thereunder.

ARTICLE 2

THE MERGERS

Section 2.1 The Mergers.

(i) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Luoxis Merger Sub shall be merged with and into Luoxis, the separate corporate existence of Luoxis Merger Sub shall thereupon cease and Luoxis shall continue as the corporation surviving the Luoxis Merger (the “Luoxis Surviving Corporation”).

(ii) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Vyrix Merger Sub shall be merged with and into Vyrix, the separate corporate existence of Vyrix Merger Sub shall thereupon cease and Vyrix shall continue as the corporation surviving the Vyrix Merger (the “Vyrix Surviving Corporation” and, collectively with the Luoxis Surviving Corporation, the “Surviving Corporations” and each, a “Surviving Corporation”).

Section 2.2 Effective Time.

(i) Subject to the terms and conditions of this Agreement, the Luoxis Merger shall become effective upon the filing of a Certificate of Merger in respect thereof with the Secretary of State of the State of Delaware in substantially the form of Exhibit A-1 (the “Luoxis Certificate of Merger”) in accordance with Section 252 of the DGCL. Such time of filing the Luoxis Certificate of Merger is referred to in this Agreement as the “Luoxis Effective Time.”

(ii) Subject to the terms and conditions of this Agreement, the Vyrix Merger shall become effective upon the filing of a Certificate of Merger in respect thereof with the Secretary of State of the State of Delaware in substantially the form of Exhibit A-2 (the “Vyrix Certificate of Merger” and, collectively with the Luoxis Certificate of Merger, the “Certificates of Merger” and each, a “Certificate of Merger”) in accordance with Section 252 of the DGCL. Such time of filing the Vyrix Certificate of Merger is referred to in this Agreement as the “Vyrix Effective Time.”

(iii) The Parties agree that neither of the Certificates of Merger will be filed unless both of them will be filed. Subject to the terms and conditions of this Agreement, the Parties intend to file the Certificates of Merger simultaneously. Accordingly, the Luoxis Effective Time and the Vyrix Effective Time are referred to in this Agreement collectively as the “Effective Time.”

Section 2.3 Closing. The closing of the Mergers (the “Closing”) shall occur at the Effective Time. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing shall occur at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York 10018. At the Closing, all of the documents, certificates, agreements and instruments referenced in Article 7 will be executed and delivered as described in this Agreement. At the Effective Time, all actions taken at the Closing shall be deemed to be taken simultaneously.

Section 2.4 Effects of the Mergers.

(i) The Luoxis Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the respective properties, rights, privileges, powers and franchises of Luoxis and Luoxis Merger Sub shall vest in the Luoxis Surviving Corporation, and all of the respective debts, liabilities and duties of Luoxis and Luoxis Merger Sub shall become the debts, liabilities and duties of the Luoxis Surviving Corporation.

(ii) The Vyrix Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the respective properties, rights, privileges, powers and franchises of Vyrix and Vyrix Merger Sub shall vest in the Vyrix Surviving Corporation, and all of the respective debts, liabilities and duties of Vyrix and Vyrix Merger Sub shall become the debts, liabilities and duties of the Vyrix Surviving Corporation.

Section 2.5 Post-Closing Actions. The Parties intend that, as soon as is reasonably practicable after the Effective Time:

(a) Parent Board will increase the size of Parent Board by one (1) member and appoint the individual listed on Schedule 2.5(a) to fill the vacancy created by such increase, after which the Parent Major Stockholder member of Parent Board will resign from Parent Board;

(b) Parent will adopt a stock option plan approved by the Parent Board and Parent shall reserve up to 10,000,000 shares of Parent Common Stock for allocation among management and former holders of Luoxis Options and Vyrix Options pursuant to such stock option plan;

(c) each of the Surviving Corporations will merge with and into Parent, with Parent surviving;

(d) Parent will conduct a reverse stock split of all outstanding shares of Parent Common Stock at a ratio, and on other terms, determined by the Parent Board;

(e) Parent will re-domicile as a Delaware corporation;

(f) Parent will adopt as its Certificate of Incorporation an amended and restated Certificate of Incorporation approved by the Parent Board and renaming Parent as Aytu Bioscience, Inc.;

(g) Parent will adopt as its Bylaws amended and restated Bylaws approved by the Parent Board; and

(h) the Parent Board will appoint as officers of Parent the individuals listed on Schedule 2.5(h) and will remove from office all other officers of Parent.

ARTICLE 3

MERGER CONSIDERATION AND

EFFECT OF THE MERGERS ON CAPITAL STOCK

Section 3.1 Effect on Capital Stock of Luoxis. At the Effective Time, by virtue of the Luoxis Merger and without any action on the part of the holder of any shares of capital stock of Luoxis or Luoxis Merger Sub:

(a) Conversion of the Luoxis Stock.

(i) Each share of Luoxis Merger Sub Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock, $0.001 par value per share, of the Luoxis Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the outstanding shares of the Luoxis Surviving Corporation; and

(ii) Each outstanding share, other than Dissenting Shares, of Luoxis Stock shall be converted into and represent the right to receive 2.685 (the “Luoxis Exchange Factor”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Luoxis Merger Consideration”). No fractional shares of Parent Common Stock will be issued. All Luoxis Stock, including any treasury shares, shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of outstanding Luoxis Stock (the “Luoxis Share Certificates”) shall cease to have any rights with respect thereto, except (i) for all shares of outstanding Luoxis Stock other than Dissenting Shares, the right to receive the Luoxis Merger Consideration, without interest, and (ii) for Dissenting Shares, rights pursuant to Section 3.1(e).

(b) Luoxis Treasury Shares. Each share of Luoxis Stock held in the treasury of Luoxis shall be cancelled in the Luoxis Merger and cease to exist. No Luoxis Merger Consideration shall be paid or payable in respect of any shares of Luoxis Stock held in the treasury of Luoxis.

(c) Luoxis Options. All options to purchase shares of Luoxis Stock, whether vested or unvested (the “Luoxis Options”), shall be cancelled without further action by the holder thereof. Prior to the Closing, Luoxis shall make cash payments to holders of Luoxis Options, the exercise price of which exceeds the per share value of Luoxis Common Stock (as determined by Luoxis), in consideration of the cancellation of such Luoxis Options, provided, that the aggregate of such cash payments, combined with the aggregate of cash payments in respect of Vyrix Options made pursuant to Section 3.2(c), shall not exceed $30,000.

(d) Luoxis Warrants. All warrants to purchase shares of Luoxis Stock (the “Luoxis Warrants”), shall be cancelled and exchanged for warrants to purchase shares of Parent Common Stock (“Parent Warrants”) without further action by the holder thereof. Each Parent Warrant exchanged for a Luoxis Warrant shall constitute a warrant to acquire such number of shares of Parent Common Stock as is equal to the number of shares of Luoxis Stock subject to the unexercised portion of such Luoxis Warrant multiplied by the Luoxis Exchange Factor (with any fraction resulting from such multiplication to be rounded to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number). The exercise price per share of each such Parent Warrant shall be equal to the exercise price of such Luoxis Warrant prior to conversion divided by the Luoxis Exchange Factor.

(e) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Luoxis Stock that are outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Luoxis Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who, in all respects, complies with the provisions of, Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Luoxis Merger Consideration, but instead each holder of Dissenting Shares (the “Dissenting Stockholders”), shall be entitled to payment of the fair value of such Dissenting Stockholder’s Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL (or a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL). If any Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost such right (or a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL), such Dissenting Stockholder’s shares of Luoxis Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Luoxis Merger Consideration for each such share of Luoxis Stock, as provided herein, without any interest thereon.

Section 3.2 Effect on Capital Stock of Vyrix. At the Effective Time, by virtue of the Vyrix Merger and without any action on the part of the holder of any shares of capital stock of Vyrix or Vyrix Merger Sub:

(a) Conversion of the Vyrix Stock.

(i) Each share of Vyrix Merger Sub Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock, $0.001 par value per share, of the Vyrix Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the outstanding shares of the Vyrix Surviving Corporation; and

(ii) Each outstanding share of Vyrix Stock shall be converted into and represent the right to receive 1.5 (the “Vyrix Exchange Factor”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Vyrix Merger Consideration” and, collectively with the Luoxis Merger Consideration the “Merger Consideration”). No fractional shares of Parent Common Stock will be issued. All Vyrix Stock, including any treasury shares, shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of outstanding Vyrix Stock (the “Vyrix Share Certificates” and, collectively with the Luoxis Share Certificates the “Company Share Certificates” and each, a “Company Share Certificate”) shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration, without interest.

(b) Vyrix Treasury Shares. Each share of Vyrix Stock held in the treasury of Vyrix shall be cancelled in the Vyrix Merger and cease to exist. No Vyrix Merger Consideration shall be paid or payable in respect of any shares of Vyrix Stock held in the treasury of Vyrix.

(c) Vyrix Options. All options to purchase shares of Vyrix Stock, whether vested or unvested (the “Vyrix Options”), shall be canceled without further action by the holder thereof. Prior to the Closing, Vyrix shall make cash payments to holders of Vyrix Options, the exercise price of which exceeds the per share value of Vyrix Common Stock (as determined by Vyrix), in consideration of the cancellation of such Vyrix Options, provided, that the aggregate of such cash payments, combined with the aggregate of cash payments in respect of Luoxis Options made pursuant to Section 3.1(c), shall not exceed $30,000.

Section 3.3 Exchange of Company Share Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate the Transfer Agent to act as agent for the holders of Company Stock (the “Exchange Agent”) to receive in trust the Merger Consideration to which such holders become entitled hereunder. From time to time, Parent shall make available, or cause the applicable Surviving Corporation to make available, to the Exchange Agent certificates (or evidence of book-entry shares of Parent Common Stock) representing the aggregate number of shares of Parent Common Stock to be issued as Merger Consideration in exchange for Company Stock in amounts and at times necessary for the prompt payment of the Merger Consideration upon surrender of Company Share Certificates as provided herein.

(b) Exchange Procedure. As soon as is reasonably practicable after the Effective Time, the Exchange Agent (with respect to Company Stock) and Parent (with respect to Luoxis Warrants) shall mail to each holder of record of a Company Share Certificate or Luoxis Warrant a letter of transmittal in form satisfactory to the Companies specifying that delivery shall be effected, and risk of loss and title to Company Share Certificates or Luoxis Warrants, as applicable, shall pass, only upon delivery of Company Share Certificates or Luoxis Warrants, as applicable, to the Exchange Agent including instructions for surrendering of Company Share Certificates or Luoxis Warrants, as applicable, in exchange for the Merger Consideration or Parent Warrants, as applicable. Upon surrender of a Company Share Certificate or Luoxis Warrant, as applicable, to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Share Certificate or Luoxis Warrant, as applicable, shall be entitled to receive the Merger Consideration or Parent Warrants, as applicable, as provided herein and such Company Share Certificate or Luoxis Warrant, as applicable, shall be deemed canceled. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the applicable Company, payment may be made to a Person other than the Person in whose name the surrendered Company Share Certificate or Luoxis Warrant, as applicable, is registered, if such Company Share Certificate or Luoxis Warrant, as applicable, is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of Merger Consideration or Parent Warrants, as applicable, to a Person other than the registered holder of such Company Share Certificate or Luoxis Warrant, as applicable, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Company Share Certificate or Luoxis Warrant, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration or Parent Warrants, as applicable, without interest, which the shares of Company Stock or Luoxis Warrants, as applicable, theretofore represented by such Company Share Certificate or Luoxis Warrant, as applicable, shall have been entitled to receive pursuant to Section 3.1 or Section 3.2, as applicable.

(c) No Further Ownership Rights; Transfer Books. The Merger Consideration or Parent Warrants, as applicable, paid upon surrender of Company Share Certificates or Luoxis Warrants, as applicable, in accordance with this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Stock theretofore represented by such Company Share Certificates or Luoxis Warrants, as applicable. At the Effective Time, the stock transfer books of each of the Companies shall be closed, and there shall be no further transfers of Company Stock or Luoxis Warrants. If, after the Effective Time, Company Share Certificates or Luoxis Warrants, as applicable, representing shares of Company Stock or Luoxis Warrants, as applicable, outstanding prior to the Effective Time, other than Dissenting Shares, are presented to Parent or the Surviving Corporation, such Company Share Certificates or Luoxis Warrants, as applicable, shall be canceled and exchanged for Merger Consideration or Parent Warrants, as applicable, in respect thereof pursuant to this Agreement in accordance with the procedures set forth herein.

(d) Lost, Stolen or Destroyed Certificates. In the event any Company Share Certificates representing shares of Company Stock outstanding prior to the Effective Time, other than Dissenting Shares, or Luoxis Warrants, have been lost, stolen or destroyed, the Exchange Agent shall pay to the holder thereof the Merger Consideration or Parent Warrants, as applicable, required pursuant to Section 3.1 or Section 3.2, as applicable in exchange for such lost, stolen or destroyed Company Share Certificates or Luoxis Warrants, as applicable, upon the making of an affidavit of that fact by such holder with such assurances as the Exchange Agent in its discretion and as a condition precedent to the payment of the Merger Consideration or Parent Warrants, as applicable, may reasonably require of such holder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement for the Companies to enter into this Agreement, Parent, the Merger Subs and the Parent Major Stockholders hereby jointly and severally make the following representations and warranties to the Companies; provided, however, that such representations and warranties are subject to and qualified by the disclosure letter delivered by Parent to the Companies on the date hereof, each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein (the “Parent Disclosure Letter”), it being understood that (i) the disclosure of any fact or item in any Section of the Parent Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other Section to the extent that such disclosure is made in a manner that makes its relevance to the other Section reasonably apparent and (ii) the disclosure of any matter or item in the Parent Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Parent Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Parent Material Adverse Effect.

Section 4.1 Corporate Existence; Good Standing; Corporate Authority.

(a) Parent.

(i) Parent is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Colorado. Parent is duly qualified to conduct business and is in good standing in each jurisdiction in which the ownership, operation or lease of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and could not reasonably be expected to have or cause a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is currently being conducted. Each of the Articles of Incorporation and Bylaws of Parent (the “Parent Charter Documents”) is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Parent is not in violation of the Parent Charter Documents.

(ii) The minute books of Parent provided to the Companies each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the stockholders of Parent, the Parent Board and committees of the Parent Board.

(b) Luoxis Merger Sub.

(i) Luoxis Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Luoxis Merger Sub does not carry on any business or other operations. Each of the Certificate of Incorporation and Bylaws of Luoxis Merger Sub (the “Luoxis Merger Sub Charter Documents”) is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Luoxis Merger Sub is not in violation of the Luoxis Merger Sub Charter Documents.

(ii) The minute books of Luoxis Merger Sub provided to the Companies prior to the date of this Agreement each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the stockholders of Luoxis Merger Sub, the Luoxis Merger Sub Board and committees of the Luoxis Merger Sub Board.

(c) Vyrix Merger Sub.

(i) Vyrix Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Vyrix Merger Sub does not carry on any business or other operations. Each of the Certificate of Incorporation and Bylaws of Vyrix Merger Sub (the “Vyrix Merger Sub Charter Documents” and, collectively with the Luoxis Merger Sub Charter Documents, the “Merger Sub Charter Documents”) is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Vyrix Merger Sub is not in violation of the Vyrix Merger Sub Charter Documents.

(ii) The minute books of Vyrix Merger Sub provided to the Companies prior to the date of this Agreement each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the stockholders of Vyrix Merger Sub, the Vyrix Merger Sub Board and committees of the Vyrix Merger Sub Board.

Section 4.2 Authorization, Validity and Effect of Agreement.

(a) Authority. Each of Parent and the Merger Subs has the requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is, or is contemplated to become, a party, to perform its obligations hereunder and thereunder and to consummate the Mergers and all other transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Mergers and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate and stockholder action on behalf of Parent and the Merger Subs, and require no other corporate proceedings by Parent or the Merger Subs or action or approval by stockholders of Parent, except for the filing of the Certificates of Merger pursuant to the DGCL. Each of the Parent Board and the Merger Sub Boards, by unanimous written consents, (i) determined that this Agreement, the Transaction Documents to which Parent, or such Merger Sub, as applicable, is, or is contemplated to become, a party, the Mergers and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Parent and Parent’s stockholders, and each of the Merger Subs and Parent (as the sole stockholder of each of the Merger Subs), and (ii) approved this Agreement, such Transaction Documents, the Merger and the other transactions contemplated hereby and thereby.

(b) Binding Obligations. This Agreement and each of the Transaction Documents to which any of Parent and the Merger Subs is, or is contemplated to become, a party, have been or will at or before the Closing be duly executed by it and, assuming the due authorization, execution and delivery hereof and thereof by the Companies to the extent a party hereof and thereof, constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 Capitalization.

(a) Of Parent.

(i) Authorized and Outstanding Shares. The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. There are 19,435,402 shares of Parent Common Stock outstanding. The offer, issuance and sale of such outstanding shares of Parent Common Stock were (A) either made pursuant to a registration statement effective under the Securities Laws or exempt from the registration and prospectus delivery requirements of the Securities Act, (B) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (C) accomplished in conformity with all other applicable Securities

Laws. None of such outstanding shares of Parent Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law. The Parent Common Stock is eligible for registration under the Exchange Act. There are no shares of Parent Stock held in Parent’s treasury. There are no outstanding shares of Parent Preferred Stock. There are no outstanding options, warrants, convertible securities or similar rights to acquire Parent Stock (“Parent Equity Rights”) and no shares of Parent Stock are reserved for issuance in respect of Parent Equity Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent Stock. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens.

(ii) Other Equity Interests. Other than the outstanding shares of Parent Common Stock referenced in Section 4.3(a)(i), Parent has not issued, sold, granted or delivered, and has no outstanding, Equity Interests, bonds, debentures, promissory notes or other Indebtedness, the holders of which have the right to vote with the stockholders of Parent on any matter, or which are convertible or exercisable for Equity Interests having the right to vote. Parent is not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and is not party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) of any nature or any additional shares of capital stock or any other Equity Interest in Parent.

(iii) Parent Equity Rights. There are no outstanding or authorized (i) contractual or other obligations of Parent to repurchase, redeem or otherwise acquire any Equity Interest of Parent or any Parent Equity Rights, or (ii) voting trusts or similar agreements to which Parent or any Parent Major Stockholder is a party with respect to voting of the capital stock of Parent.

(iv) Share Quotation. The shares of Parent Common Stock are quoted on the OTCQB Market under the symbol “RSWN”. Parent is in compliance in all material respects with all of the respective rules and regulations of OTC Markets, Inc. applicable to it and to the Parent Common Stock.

(v) No Orders, Proceedings or Investigations. No order suspending the effectiveness of any registration statement in respect of Parent Common Stock has been issued by the SEC and, to Parent’s Knowledge, no proceedings for that purpose have been initiated by the SEC. Parent is not, and has not ever been, and none of Parent’s past or present directors, officers, employees or Affiliates are, or have ever been, the subject of any civil, criminal or administrative proceeding or investigation by any Governmental Authority, including any such proceeding or investigation with respect to any alleged violation of any of the Securities Laws. None of Parent, the Merger Subs and the Parent Major Stockholders has any reason to believe that Parent or any of its officers, directors, employees or Affiliates will be the subject of any such proceeding or investigation.

(vi) Parent Stockholders. Section 4.3(a)(vi) of the Parent Disclosure Letter contains a true and complete list of the names of the record owners of all of the outstanding shares of Parent Common Stock and other Equity Interests of Parent, together with the number of securities held or to which such Person has rights to acquire. To Parent’s Knowledge, there is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.

(b) Of Luoxis Merger Sub.

(i) Authorized and Outstanding Shares. The authorized capital stock of Luoxis Merger Sub consists of 1,000 shares of Luoxis Merger Sub Common Stock. There are 100 shares of Luoxis Merger Sub Common Stock outstanding and no shares of Luoxis Merger Sub Common Stock are held in Luoxis Merger Sub’s treasury. There are no outstanding options, warrants, convertible securities or similar rights to acquire Luoxis Merger Sub Common Stock (“Luoxis Merger Sub Equity Rights”). There are no shares of Luoxis Merger Sub Common Stock reserved for issuance with respect to any Luoxis Merger Sub Equity Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Luoxis Merger Sub Common Stock. All outstanding shares of Luoxis Merger Sub Common Stock are owned by Parent and are duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens.

(ii) Other Equity Interests. Other than the outstanding shares of Luoxis Merger Sub Common Stock referenced in Section 4.3(b)(i), Luoxis Merger Sub has not issued, sold, granted or delivered, and has no outstanding, Equity Interests, bonds, debentures, promissory notes or other Indebtedness, the holders of which have the right to vote with the stockholders of Luoxis Merger Sub on any matter, or which are convertible or exercisable for Equity Interests having the right to vote. Luoxis Merger Sub is not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and is not party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) of any nature or any additional shares of capital stock or any other Equity Interest in Luoxis Merger Sub.

(iii) Luoxis Merger Sub Equity Rights. There are no outstanding or authorized (i) contractual or other obligations of Luoxis Merger Sub to repurchase, redeem or otherwise acquire any Equity Interest of Luoxis Merger Sub or any Luoxis Merger Sub Equity Rights, or (ii) voting trusts or similar agreements to which Luoxis Merger Sub or Parent is a party with respect to voting of the capital stock of Luoxis Merger Sub.

(c) Of Vyrix Merger Sub.

(i) Authorized and Outstanding Shares. The authorized capital stock of Vyrix Merger Sub consists of 1,000 shares of Vyrix Merger Sub Common Stock. There are 100 shares of Vyrix Merger Sub Common Stock outstanding and no shares of Vyrix Merger Sub Common Stock are held in Vyrix Merger Sub’s treasury. There are no outstanding options, warrants, convertible securities or similar rights to acquire Vyrix Merger Sub Common Stock (“Vyrix Merger Sub Equity Rights” and, collectively with the Luoxis Merger Sub Equity Rights, the “Merger Sub Equity Rights”). There are no shares of Vyrix Merger Sub Common Stock reserved for issuance with respect to any Vyrix Merger Sub Equity Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Vyrix Merger Sub Common Stock. All outstanding shares of Vyrix Merger Sub Common Stock are owned by Parent and are duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens.

(ii) Other Equity Interests. Other than the outstanding shares of Vyrix Merger Sub Common Stock referenced in Section 4.3(c)(i), Vyrix Merger Sub has not issued, sold, granted or delivered, and has no outstanding, Equity Interests, bonds, debentures, promissory notes or other Indebtedness, the holders of which have the right to vote with the stockholders of Vyrix Merger Sub on any matter, or which are convertible or exercisable for Equity Interests having the right to vote. Vyrix Merger Sub is not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and is not party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) of any nature or any additional shares of capital stock or any other Equity Interest in Vyrix Merger Sub.

(iii) Vyrix Merger Sub Equity Rights. There are no outstanding or authorized (i) contractual or other obligations of Vyrix Merger Sub to repurchase, redeem or otherwise acquire any Equity Interest of Vyrix Merger Sub or any Vyrix Merger Sub Equity Rights, or (ii) voting trusts or similar agreements to which Vyrix Merger Sub or Parent is a party with respect to voting of the capital stock of Vyrix Merger Sub.

Section 4.4 Subsidiaries.

(a) Of Parent. Parent has no Subsidiaries other than the Merger Subs.

(b) Of Luoxis Merger Sub. Luoxis Merger Sub has no Subsidiaries.

(c) Of Vyrix Merger Sub. Vyrix Merger Sub has no Subsidiaries.

Section 4.5 Compliance with Laws; Permits. Except for (x) matters relating to Taxes, which are treated exclusively in Section 4.10, (y) matters relating to employment, which are treated exclusively under Section 4.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 4.13:

(a) None of Parent and the Merger Subs is in material violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the Knowledge of Parent, threatened with respect to any such matters; and

(b) Each of Parent and the Merger Subs holds all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of its business and the ownership or lease, as applicable, of its properties (the “Parent Permits”). All Parent Permits are in full force and effect and there exists no default thereunder or breach thereof. Parent has not received any notice and has no Knowledge (i) that any Parent Permit is being, is threatened to be, or will be, terminated, cancelled or reformed, (ii) that any Parent Permit will not be renewed or (iii) of any condition or requirement that must be satisfied or met in order for any Parent Permit to be renewed.

Section 4.6 No Conflict; Consents.

(a) No Conflict. The execution and delivery by each of Parent, the Merger Subs and the Parent Major Stockholders of this Agreement and the Transaction Documents to which it is, or is contemplated to become, a party, the performance of its obligations hereunder and thereunder and the consummation by it of the Mergers and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not, as applicable, (i) conflict with or result in a breach of the Parent Charter Documents or the Merger Sub Charter Documents, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair its rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Parent Contract or other Contract to which it is a party or by which any of its properties or assets are bound, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of its properties or assets under any Parent Contract or other Contract to which it is a party or by which any of its properties or assets are bound, (iv) result in any Parent Contract or other Contract to which it is a party or by which any of its properties or assets are bound being declared void, voidable, or without further binding effect, or (v) contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to it, other than any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations or Liens that, individually or in the aggregate, have not had or caused and could not reasonably be expected to have or cause a Parent Material Adverse Effect.

(b) Required Consents. Neither the execution and delivery by each of Parent and the Merger Subs of this Agreement and the other Transaction Documents to which it is, or is contemplated to become, a party, nor the consummation by it of the Mergers and the other transactions contemplated hereby and thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

Section 4.7 SEC Documents. Parent has filed with the SEC all documents required to be so filed by it, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (collectively, the “Parent Reports”). As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Parent Report has complied in all material respects with all applicable requirements of the Exchange Act, SOX and the rules and regulations promulgated thereunder, and did not (i) contain any untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the financial position of Parent as of its date, and each of the statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Parent for the periods set forth therein (such balance sheets and statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto, the “Parent Financial Statements”). The Parent Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Parent Financial Statements or as permitted by Form 10-K, 10-Q or Form 8-K. Except as and to the extent adequately accrued or reserved against in the audited balance sheet of Parent as at August 31, 2014, Parent does not have any liability, indebtedness, expense, claim, deficiency, guaranty or obligation of any type or nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of Parent or disclosed in the notes thereto.

Section 4.8 Litigation. There is not now, nor has there ever been, any litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against any of Parent and the Merger Subs or, to Parent’s Knowledge, threatened against any of Parent and the Merger Subs or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority in respect of which the amount in contention exceeds $10,000 for any one matter or $25,000 in the aggregate. None of Parent, the Merger Subs and the Parent Major Stockholders is, or has ever been, the subject of any voluntary or involuntary bankruptcy or insolvency proceeding.

Section 4.9 Absence of Certain Changes. Since August 31, 2014, there has not been (a) any Parent Material Adverse Effect, (b) any event or occurrence that could reasonably be expected to have or cause a Parent Material Adverse Effect, (c) any material change by any of Parent and the Merger Subs in accounting or Tax methods, principles or practices, or (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of any of Parent and the Merger Subs or any redemption, purchase or other acquisition of any of capital stock of any of Parent and the Merger Subs.

Section 4.10 Taxes.

(a) In all material respects:

(i) Each of Parent and the Merger Subs has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by or on behalf of it in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. Each of Parent and the Merger Subs has timely paid all Taxes due and owing, and, in accordance with GAAP, the most recent Parent Financial Statements contained in the Parent Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by any of Parent and the Merger Subs for all Taxable periods and portions thereof through the date of such Parent Financial Statements;

(ii) No Tax Return of any of Parent and the Merger Subs is under audit or examination by any Governmental Authority, and no written or, to the Knowledge of Parent, unwritten notice of such an audit or examination has been received by any of Parent and the Merger Subs. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by any of Parent and the Merger Subs;

(iii) Since August 31, 2014, none of Parent and the Merger Subs has made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or made any change to any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns;

(iv) There are no agreements or other documents extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of any of Parent and the Merger Subs;

(v) Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of any of Parent and the Merger Subs;

(vi) Except for any agreements or arrangements (A) with customers, vendors, lessors or similar Persons entered into in the ordinary course of business, the principal purpose of which is not related to Tax, or (B) among Parent and the Merger Subs, none of Parent and the Merger Subs is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority); and

(vii) Each of Parent and the Merger Subs has complied with all Applicable Law relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by such Applicable Law withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under Applicable Law.

(b) None of Parent and the Merger Subs knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that could reasonably be expected to prevent either of the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.11 Employment Matters.

(a) Parent has no employees other than James B. Wiegand.

(b) Neither of the Merger Subs has any employees.

(c) None of Parent and the Merger Subs has any employee benefit plans;

(d) Neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the Mergers and the other transactions contemplated hereby and thereby will (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of any of Parent and the Merger Subs; and

(e) There are no payments to be paid or payable (whether in cash, property or benefits, acceleration of payment of cash, property or benefits, or otherwise) by any of Parent, the Merger Subs and the Parent Major Stockholders in connection with this Agreement and the other Transaction Documents, the Mergers or the other transactions contemplated hereby and thereby that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 4.12 Labor Matters.

(a) Collective Bargaining. None of Parent and the Merger Subs is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Unfair Labor Practices. None of Parent and the Merger Subs has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by it, or its employment practices, or the work conditions, terms and conditions of employment, wages or hours of its businesses. There are no unfair labor practice charges or other employee related complaints against any of Parent and the Merger Subs pending or threatened before any Governmental Authority by or concerning any employees working in its businesses. There is no labor dispute, strike, slowdown or work stoppage pending or threatened against any of Parent and the Merger Subs.

Section 4.13 Environmental Matters.

(a) Each of Parent and the Merger Subs has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the Knowledge of Parent, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the respective businesses any of Parent and the Merger Subs as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws.

(b) No proceedings or investigations of any Governmental Authority are pending or, to the Knowledge of Parent, threatened against any of Parent and the Merger Subs that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the Knowledge of Parent, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the Knowledge of Parent, former) businesses, assets or properties of any of Parent and the Merger Subs, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources or (iii) fines, penalties or injunctive relief.

(c) None of Parent and the Merger Subs has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

Section 4.14 Intellectual Property. None of Parent and the Merger Subs owns, licenses or uses any Intellectual Property.

Section 4.15 Insurance. None of Parent and the Merger Subs has or maintains any insurance policy.

Section 4.16 Ownership and Condition of Assets; Operations.

(a) Of Parent.

(i) Parent (A) has good and marketable title to all the properties and assets (1) reflected in the Parent Financial Statements as being owned by Parent or (2) acquired after the date thereof which are material to Parent’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except Permitted Liens, and (B) is the lessee of all leasehold estates reflected in the Parent Financial Statements or acquired after the date thereof which are material to its business (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Parent’s Knowledge, the lessor.

(ii) Parent owns the Vessel free and clear of all Liens other than the Vessel Mortgage. There are no permits, licenses, registrations, recordings and Orders, of any kind, from, by or of any Governmental Authority or other organization or association relating to the Vessel (“Vessel Permits”), other than the Vessel’s United States Registration.

(iii) Parent (A) has never had or carried on any operations or activities, of any kind, other than those described in the Parent Reports, and (B) currently, neither has nor carries on any operations or activities of any kind, other than those described in the Parent Reports filed on and after November 26, 2014.

(b) Of the Merger Subs.

(i) Neither of the Merger Subs owns or leases any properties or assets.

(ii) Neither of the Merger Subs has, or has ever had, or carries on, or has ever carried on, any operations or activities of any kind.

Section 4.17 Undisclosed Liabilities.

(a) Of Parent.

(i) As of the date of this Agreement, Parent has no liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, other than the Parent Permitted Payables.

(ii) The discontinuation of Parent’s current business at or before the Effective Time will not result in any Parent Material Adverse Effect.

(b) Of the Merger Subs. Neither of the Merger Subs has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, including notes payable, accounts payable or other Indebtedness.

Section 4.18 Contracts.

(a) Of Parent. Section 4.18(a) of the Parent Disclosure Letter lists all Contracts to which Parent is a party or by which it or any of its property is bound, other than this Agreement and the other Transaction Documents (the “Parent Contracts”). All of the Parent Contracts are filed as exhibits to Parent Reports filed prior to the date of this Agreement. Each Parent Contract is in full force and effect. Parent has no knowledge of, and has received no notice of, any breach or violation of, or default under any Parent Contract. Parent has no Knowledge of any condition which, with the passage of time or the giving of notice, or both, would result in any breach or violation of, or default under, any Parent Contract. Parent has not received any notice of the desire of the other party or parties to any Parent Contract to exercise any rights to cancel, terminate or repudiate such Parent Contract or exercise remedies thereunder.

(b) Of the Merger Subs. Neither of the Merger Subs is party to any Contracts.

Section 4.19 No Brokers. None of Parent, the Merger Subs and the Parent Major Stockholders has entered into any Contract with any Person that may result in the obligation of any of Parent, the Merger Subs and any Parent Major Stockholder to pay any finder’s fees, brokerage, severance, change of control or other like payments in connection with this Agreement, the other Transaction Documents, the Mergers or the other transactions contemplated hereby and thereby, including to any Parent Major Stockholder or other stockholder of Parent.

Section 4.20 Improper Payments. (a) No funds, assets or properties of any of Parent, the Merger Subs and their respective Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of any of Parent, the Merger Subs and their respective Affiliates has been made without being properly accounted for in its financial books and records; (c) all payments by or on behalf of any of Parent, the Merger Subs and their respective Affiliates have been duly and properly recorded and accounted for in its financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of its assets; (d) Parent has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) none of Parent, the Merger Subs and their respective Affiliates, or any of their respective directors, officers, agents, employees, other associated Persons or Persons acting on behalf of any of them, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of any Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the respective businesses of each of Parent, the Merger Subs and their respective Affiliates; (f) none of Parent, the Merger Subs and their respective Affiliates, or any of their respective agents received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) Parent has no Knowledge that any payment made to any Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 4.21 No Ownership of the Company Stock. None of Parent, the Merger Subs, the Parent Major Stockholders and their respective Affiliates owns, directly or indirectly, any Company Stock or any securities convertible into or exercisable to acquire Company Stock.

Section 4.22 State Takeover Statutes. To Parent’s Knowledge, except for Section 203 of the DGCL (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the other Transaction Documents, the Mergers or the other transactions contemplated hereby and thereby.

Section 4.23 Interested Party Transactions. No officer, director, stockholder or “associate” (as such term is defined in Rule 405 under the Securities Act) of any of Parent, the Merger Subs and their respective Affiliates, has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Companies or Parent or (ii) purchases from or sells or furnishes to the Companies or Parent any goods or services, or (b) any beneficial interest in any Contract to which any of the Companies or Parent is a party or by which it may be bound or affected.

Section 4.24 Obligations to or by Stockholders. Parent has no liability or obligation or commitment to any holder of Parent Common Stock or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any holder of Parent Common Stock, nor does any such holder or any such Affiliate or associate have any liability, obligation or commitment to Parent.

Section 4.25 Disclosure. There is no fact relating to any of Parent, the Merger Subs and the Parent Major Stockholders that Parent has not disclosed to the Companies in writing that has had or is currently having a Parent Material Adverse Effect or, insofar as any of Parent, the Merger Subs and the Parent Major Stockholders can now foresee, could reasonably be expected to have a Parent Material Adverse Effect. No representation or warranty by any of Parent, the Merger Subs and the Parent Major Stockholders herein, in any of the other Transaction Documents or in any of the other documents delivered by any of them to any of Company Parent, the Companies or their respective counsel, agents or representatives contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

As an inducement for Parent, the Merger Subs and the Parent Major Stockholders to enter into this Agreement, the Companies hereby jointly and severally make the following representations and warranties to Parent, the Merger Subs and the Parent Major Stockholders; provided, however, that such representations and warranties are subject to and qualified by the disclosure letter delivered by the Company to Parent on the date hereof, each Section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein (the “Company Disclosure Letter”), it being understood that (i) the disclosure of any fact or item in any section of the Company Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other Section reasonably apparent and (ii) the disclosure of any matter or item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Company Material Adverse Effect.

Section 5.1 Corporate Existence; Good Standing; Corporate Authority.

(a) Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Delaware. Each of the Companies is duly qualified to conduct business and is in good standing in each jurisdiction in which the ownership, operation or lease of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and could not reasonably be expected to have or cause a Company Material Adverse Effect. Each of the Companies has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is currently being conducted. Each of the Certificate of

Incorporation and Bylaws of each of the Companies (the “Company Charter Documents”), is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Neither of the Companies is in violation of its Company Charter Documents.

(b) The respective minute books of each of the Companies provided to Parent prior to the date of this Agreement (to the extent requested by Parent) each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the stockholders of such Company, the Company Board of such Company and committees of the Company Board of such Company, if any, except where such would not have a Company Material Adverse Effect.

Section 5.2 Authorization, Validity and Effect of Agreements.

(a) Authority. Each of the Companies has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is contemplated to become, a party, to perform its obligations hereunder and thereunder and to consummate the Mergers and all other transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is, or is contemplated to become, a party and the consummation of the Mergers and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of each of the Companies, respectively, and no other corporate proceedings by either of the Companies are necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is, or is contemplated to become, a party, or to consummate the Mergers and the other transactions contemplated hereunder and thereunder, except for the filing of the Certificates of Merger pursuant to the DGCL. Each of the Company Boards, by unanimous written consents, (i) determined that this Agreement, the Transaction Documents to which such Company is, or is contemplated to be, a party, the Mergers and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of such Company and its stockholders, (ii) approved this Agreement and the Transaction Documents to which such Company is, or is contemplated to become, a party, the Mergers and the other transactions contemplated hereby and thereby, and (iii) resolved to recommend that such Company’s stockholders approve and adopt this Agreement, the Transaction Documents to which such Company is, or is contemplated to become, a party, the Mergers and the other transactions contemplated hereby and thereby.

(b) Binding Obligations. Each of this Agreement and the Transaction Documents to which either of the Companies is, or is contemplated to become, a party has been, or will be, duly executed by such Company and, assuming the due authorization, execution and delivery hereof and thereof by each of Parent, the Merger Subs and the Parent Major Stockholders party hereto and thereto, constitute the valid and legally binding obligations of such Company, enforceable against such Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3 Capitalization.

(a) Authorized and Outstanding Shares of Luoxis.

(i) The authorized capital stock of Luoxis consists of 60,000,000 shares of Luoxis Common Stock and 10,000,000 shares of Luoxis Preferred Stock. There are 24,652,500 outstanding shares of Luoxis Common Stock, no outstanding shares of Luoxis Preferred Stock, and no shares of Luoxis Stock held by Luoxis in its treasury. Section 5.3(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding options, warrants, convertible securities or similar rights to acquire Luoxis Stock (collectively, the “Luoxis Equity Rights”), and the number of shares of Luoxis Stock reserved for future issuance in respect of Luoxis Equity Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Luoxis Stock. All outstanding shares of Luoxis Stock are, duly authorized, validly issued, fully paid and nonassessable shares, and free and clear of all Liens.

(ii) Section 5.3(a)(ii) of the Company Disclosure Letter contains a true and complete list of the names of the record owners, other than Company Parent, of all of the outstanding shares of Luoxis Stock and other Equity Interests in Luoxis (the “Luoxis Minority Stockholders”), together with the number of securities held or to which such Person has rights to acquire.

(b) Authorized and Outstanding Shares of Vyrix. The authorized capital stock of Vyrix consists of 60,000,000 shares of Vyrix Common Stock and 10,000,000 shares of Vyrix Preferred Stock. There are 20,000,000 outstanding shares of Vyrix Common Stock, no outstanding shares of Vyrix Preferred Stock, and no shares of Vyrix Stock held by Vyrix in its treasury. Section 5.3(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding options, warrants, convertible securities or similar rights (collectively, the “Vyrix Equity Rights” and, together with the Luoxis Equity Rights, the “Company Equity Rights”) and the number of shares of Vyrix Stock reserved for future issuance in respect of Vyrix Equity Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Vyrix Stock. All outstanding shares of Vyrix Stock are duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens.

(c) Other Equity Interests. Except as provided in Section 5.3(a) and Section 5.3(b), neither of the Companies has issued, sold, granted or delivered, and neither of the Companies has any outstanding, Equity Interests, bonds, debentures, promissory notes or other Indebtedness, the holders of which have the right to vote with the stockholders of such Company on any matter or which are convertible or exercisable for Equity Interests having the right to vote. Neither of the Companies is obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), nor is a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) of any nature or any additional shares of capital stock or any other Equity Interest in such Company.

(d) Company Equity Rights. Section 5.3(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding Company Equity Rights, including grantee name, exercise price (if any), vesting schedule and other vesting conditions to the extent not fully vested and expiration date. Since December 31, 2014 neither of the Companies has (i) granted, conferred or awarded any Company Equity Rights that will not be exercised, converted or terminated by their terms by the Effective Time, (ii) granted or issued any restricted stock or securities, or (iii) amended or otherwise modified any Company Equity Rights. There are no outstanding or authorized (i) contractual or other obligations of either of the Companies to repurchase, redeem or otherwise acquire any Equity Interest of such Company or any Company Equity Rights of such Company or (ii) voting trusts or similar agreements to which such Company is a party with respect to the voting of the capital stock of such Company, except repurchases, redemptions or acquisitions that would have an immaterial effect on such Company. At the Effective Time, all outstanding Company Equity Rights will be converted or exercised in accordance with Section 3.1 or Section 3.2, as applicable, or otherwise terminated and of no further force or effect.

Section 5.4 Subsidiaries. The respective subsidiaries of each of the Companies are listed in Section 5.4 of the Company Disclosure Letter.

Section 5.5 Compliance with Laws; Permits. Except for such matters that, individually or in the aggregate, have not had or caused and could not reasonably be expected to have or cause a Company Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 5.9, (y) matters relating to employment, which are treated exclusively under Section 5.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 5.13:

(a) Neither of the Companies is in violation of any Applicable Law relating to the ownership or operation of any of its assets and no Claim is pending or, to the Companies’ Knowledge, threatened with respect to any such matters;

(b) Each of the Companies holds all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of its business and the ownership or lease, as applicable, of its properties (the “Company Permits”). All Company Permits are in full force and effect and there exists no default thereunder or breach thereof. Neither of the Companies has received any notice and has no Knowledge (i) that any Company Permit is being, is threatened to be, or will be, terminated, cancelled or reformed, (ii) that any Company Permit will not be renewed or (iii) of any condition or requirement that must be satisfied or met in order for any Company Permit to be renewed.

Section 5.6 No Conflict; Consents.

(a) No Conflict. The execution and delivery by each of the Companies of this Agreement and the Transaction Documents to which it is, or is contemplated to become, a party, the performance of the respective obligations of each of the Companies hereunder and thereunder and the consummation by each of the Companies of the Mergers and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of its Company Charter Documents, (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair its rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Company Material Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of its properties or assets under any Company Material Contract, (iv) result in any Company Material Contract being declared void, voidable, or without further binding effect, or (v) contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to it, other than any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations or Liens that, individually or in the aggregate, have not had or caused and could not reasonably be expected to have or cause a Company Material Adverse Effect.

(b) Required Consents. Neither the execution and delivery by each of the Companies of this Agreement or any of the Transaction Documents to which it is, or is contemplated to become, a party, nor the consummation by each of the Companies of the Mergers and the other transactions contemplated hereby and thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

Section 5.7 Litigation. There is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against either of the Companies or, to the Companies’ Knowledge, threatened against either of the Companies or any of their assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in the Company Balance Sheets, has had or caused or could reasonably be expected to have or cause a Company Material Adverse Effect.

Section 5.8 Absence of Certain Changes. Since December 31, 2014, there has not been (a) any event or occurrence that has had or caused or could reasonably be expected to have or cause a Company Material Adverse Effect, (b) any material change by either of the Companies in accounting or Tax methods, principles or practices, or (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of either of the Companies or any redemption, purchase or other acquisition of any capital stock of either of the Companies.

Section 5.9 Taxes.

(a) In all material respects:

(i) Each of the Companies has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by or on its behalf, in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. Each of the Companies has timely paid all Taxes due and owing, and, in accordance with GAAP, the

Companies Financial Statements reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by each of the Companies, respectively, for all Taxable periods and portions thereof through the date of the Companies Financial Statements;

(ii) No Tax Return of either of the Companies is under audit or examination by any Governmental Authority, and no written or, to the Companies’ Knowledge, unwritten notice of such an audit or examination has been received by either of the Companies. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by either of the Companies;

(iii) Since December 31, 2014, neither of the Companies has made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or made any change to any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its most recently filed federal Tax Returns;

(iv) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Governmental Authority by or on behalf of either of the Companies;

(v) Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of either of the Companies;

(vi) Except for any agreements or arrangements with customers, vendors, lessors or similar Persons entered into in the ordinary course of business, the principal purpose of which is not related to Tax, neither of the Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority); and

(vii) Each of the Companies has complied with all Applicable Law relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by any such Applicable Law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under Applicable Law.

(b) Neither of the Companies know of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent either of the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.10 Financial Statements; No Undisclosed Liabilities.

(a) Section 5.10(a) of the Company Disclosure Letter includes true and complete copies of the Companies Financial Statements.

(b) The Companies Financial Statements (i) are correct and complete and have been prepared in accordance with the respective books and records of the Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Companies on a combined basis, as the case may be, as at the dates thereof and for the periods indicated therein, except as otherwise noted.

(c) Except as and to the extent adequately accrued or reserved against in the Companies Balance Sheet, neither of the Companies has any liability, indebtedness, expense, claim, deficiency, guaranty or obligation of any type or nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of the Companies on a combined basis or disclosed in the notes thereto, except for (i) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Companies Balance Sheet, that are not, individually or in the aggregate, material in amount, (ii) liabilities for performance under Company Material Contracts that do not exceed $250,000 individually or $1,500,000 in the aggregate, and (iii) liabilities described in Section 5.10(c) of the Company Disclosure Letter.

(d) The books of account and financial records of each of the Companies are true and correct and have been prepared and are maintained in accordance with GAAP.

(e) To the Knowledge of the Companies, the Companies Financial Statements are in the form, in all material respects, that will be filed, together with the report of the Companies’ auditors thereon, as audited financial statements with Parent’s Form 8-K as soon as is reasonably practicable after the Closing.

Section 5.11 Employment Matters.

(a) Section 5.11(a) of the Company Disclosure Letter contains a list of all the employee benefit plans maintained by either of the Companies (each a “Company Benefit Plan” and collectively, the “Company Benefit Plans”). To the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction. The Company Benefit Plans have been maintained and operated in compliance in all material respects with their terms. To the Companies’ Knowledge, there are no breaches of fiduciary duty in connection with the Company Benefit Plans for which the Company could be liable. There are no pending or, to the Companies’ Knowledge, threatened Claims against or otherwise involving any Company Benefit Plan that, individually or in the aggregate, have had or caused or could reasonably be expected to have or cause a Company Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan for which the applicable Company could be liable that, individually or in the aggregate, have had or caused or could reasonably be expected to have or cause a Company Material Adverse Effect. All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or have been properly accrued and are reflected in the Companies Financial Statements as of the date thereof.

(b) Neither of the Companies contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code.

(c) No Company Benefit Plan maintained by either of the Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of such Company for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law.

(d) All accrued material obligations of each of the Companies, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under the Company Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Companies Financial Statements as of the date thereof.

(e) Neither the execution and delivery of this Agreement and the other Transaction Documents to which it is, or is contemplated to become, a party, or the consummation of the Merger and the other transactions contemplated hereby and thereby will (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of either of the Companies.

(f) Section 5.11(f) of the Company Disclosure Letter contains a description that is accurate and correct in all material respects, of all amounts estimated to be paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (solely as a result thereof) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Each Company Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since each Company’s formation through a shared service with Company Parent, and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

(h) No Company Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.

(i) No Company Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Companies Financial Statements as of the date thereof.

Section 5.12 Labor Matters.

(a) Neither of the Companies is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization. To the Companies’ Knowledge there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters that, individually or in the aggregate, have not had or caused and could not reasonably be expected to have or cause a Company Material Adverse Effect, (i) neither of the Companies has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, such Company, or the work conditions, terms and conditions of employment, wages or hours of its business, (ii) there are no unfair labor practice charges or other employee related complaints against either of the Companies pending or, to the Companies’ Knowledge, threatened before any Governmental Authority by or concerning the employees working in either of the Companies business, and (iii) there is no labor dispute, strike, slowdown or work stoppage against either of the Companies pending or, to the Companies’ Knowledge, threatened against either of the Companies.

Section 5.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had or caused and could not reasonably be expected to have or cause a Company Material Adverse Effect:

(a) Each of the Companies has been and is in compliance with all applicable Environmental, Health and Safety Laws and possess and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the Companies’ Knowledge, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of the Companies’ respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws;

(b) No proceedings or investigations of any Governmental Authority are pending or, to the Companies’ Knowledge, threatened against either of the Companies that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the Companies’ Knowledge, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the Companies’ Knowledge, former) businesses, assets or properties of either of the Companies, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief; and

(c) Neither of the Companies has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.

Section 5.14 Intellectual Property. Except for such matters that, individually or in the aggregate, have not had or caused and could not reasonably be expected to have or cause a Company Material Adverse Effect, (a) the products, services and operations of each of the Companies does not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) each of the Companies owns or possesses valid licenses or other valid rights to use the Intellectual Property that it uses, exercises or exploits in, or that may be necessary or desirable for, its business as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the Companies’ Knowledge, there is no infringement of any Intellectual Property owned by or licensed by or to either of the Companies. To the Companies’ Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of either of the Companies by any Person, including, any employee or independent contractor (present or former) of either of the Companies that, individually or in the aggregate, has had or caused or could reasonably be expected to have or cause a Company Material Adverse Effect.

Section 5.15 Insurance. Section 5.15 of the Company Disclosure Letter sets forth a description of all material insurance policies maintained by either of the Companies.

Section 5.16 Ownership and Condition of Assets. Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Companies (i) have good and marketable title to all the properties and assets reflected in the Companies Financial Statements as being owned by the Companies or acquired after the date thereof which are material to the Companies’ business on a combined basis, to the extent applicable (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except Permitted Liens, and (ii) are the lessee of all leasehold estates reflected in the Companies Financial Statements as leased by the Companies or acquired after the date thereof which are material to the Companies’ business on a combined basis, to the extent applicable (except for leases that have expired by their terms since the date thereof), and are in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Companies’ Knowledge, the lessor.

Section 5.17 Material Contracts. Section 5.17 of the Company Disclosure Letter lists all material Contracts to which either of the Companies is a party or by which they or any of their property is bound as of the date of this Agreement, other than this Agreement or any Transaction Document (the “Company Material Contracts”). As of the date of this Agreement, each of the Company Material Contracts is, to the Companies’ Knowledge, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and could not reasonably be expected to have or cause a Company Material Adverse Effect, neither of the Companies knows of, or has received written notice of, any breach or violation of, or default under (nor, to the Companies’ Knowledge, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Company Material Contract, or has received written notice of the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 5.18 No Brokers; Investment Advisor. Neither of the Companies has entered into any Contract with any Person that may result in the obligation of such Company to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement, the other Transaction Documents, the Mergers or the other transactions contemplated hereby and thereby.

Section 5.19 Improper Payments. Except for such matters that, individually or in the aggregate, have not had or caused and could not reasonably be expected to have or cause a Company Material Adverse Effect: (a) no funds, assets or properties of any of the Companies and their respective Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of any of the Companies and their respective Affiliates has been made without being properly accounted for in its financial books and records; (c) all payments by or on behalf of any of the Companies and their respective Affiliates have been duly and properly recorded and accounted for in its financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of its assets; (d) each of the Companies has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) none of the Companies and their respective Affiliates, or any of their respective directors, officers, agents, employees, other associated Persons or Persons acting on behalf of any of them, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of any Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the respective businesses of each of the Companies and their respective Affiliates; (f) none of the Companies and their respective Affiliates, or any of their respective agents has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) the Companies have no Knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

Section 5.20 State Takeover Statutes. To the Companies’ Knowledge, except for Section 203 of the DGCL (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the other Transaction Documents, the Mergers or the other transactions contemplated hereby and thereby.

Section 5.21 Interested Party Transactions. To the Companies’ Knowledge, no officer, director, stockholder, or “associate” (as such term is defined in Rule 405 under the Securities Act) of any of the Companies and their respective Affiliates, has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Companies or Parent or (ii) purchases from or sells or furnishes to the Companies or Parent any goods or services, or (b) any beneficial interest in any Contract to which any of the Companies or Parent is a party or by which it may be bound or affected.

Section 5.22 No Obligations to Stockholders. Neither of the Companies has any liability or obligation or commitment to any holder of its Company Stock or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any holder of its Company Stock, nor does any such holder or any such Affiliate or associate have any liability, obligation or commitment to such Company, other than arm’s-length Contracts between such Company and Company Parent or any of Company Parent’s Affiliates.

Section 5.23 Disclosure. There is no fact relating to either of the Companies that the Companies have not disclosed to Parent in writing that has had or is currently having a Company Material Adverse Effect or, insofar as either of the Companies can now foresee, could reasonably be expected to have a Company Material Adverse Effect. No representation or warranty by either of the Companies herein, in any of the other Transaction Documents or in any of the other documents delivered by either them to any of Parent, the Merger Subs and the Parent Major Stockholders or their respective counsel, agents or representatives contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 6

CONDUCT PENDING THE MERGERS

Section 6.1 Conduct of Business by the Companies Pending the Mergers. Prior to the Effective Time, unless Parent otherwise agrees in writing or as otherwise contemplated by this Agreement, each of the Companies:

(a) shall:

(i) conduct its business only in the ordinary course;

(ii) use its best efforts to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve the good will of those having business relationships with it;

(iii) promptly advise Parent orally and in writing of any Company Acquisition Proposal and the substance thereof; and

(iv) immediately cease and terminate any existing activities, discussions, negotiations or Contract with any Person other than the other Parties with respect to any Company Acquisition Proposal; and

(b) shall not:

(i) directly or indirectly redeem, purchase or otherwise acquire any of its Company Stock;

(ii) amend its Company Charter Documents;

(iii) split, combine or reclassify any of its Company Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any of its Company Stock;

(iv) issue any additional shares of its Company Stock or Company Equity Rights of such Company;

(v) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business;

(vi) incur additional Indebtedness, or incur any other liabilities other than in the ordinary course of business;

(vii) enter into any Contract other than in the ordinary course of business;

(viii) dissolve, or merge or consolidate with or into any Person;

(ix) and shall not authorize any Person to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations or enter into any Contract concerning, any Company Acquisition Proposal;

(x) enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees or amend any Company Benefit Plan of such Company; or

(xi) agree to do any of the foregoing.

Section 6.2 Conduct of Business by Parent Pending the Mergers. Prior to the Effective Time, unless the Companies otherwise agree in writing or as otherwise contemplated by this Agreement, Parent:

(a) shall:

(i) conduct its business only in the ordinary course;

(ii) continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable Securities Laws and of the OTC Bulletin Board;

(iii) promptly advise the Companies orally and in writing of any Parent Acquisition Proposal and the substance thereof; and

(iv) immediately cease and terminate any existing activities, discussions, negotiations or Contract with any Person other than the other Parties with respect to any Parent Acquisition Proposal; and

(b) shall not:

(i) directly or indirectly redeem, purchase or otherwise acquire any Parent Stock;

(ii) amend the Parent Charter Documents;

(iii) split, combine or reclassify any Parent Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any Parent Stock;

(iv) issue any additional Parent Stock or Parent Equity Rights;

(v) acquire or dispose of any assets other than in the ordinary course of business, except for the transfer of the Vessel and the Vessel Permits to James B. Wiegand prior to the Closing Date, in consideration of a reduction in the outstanding balance of the Parent Major Stockholder Indebtedness in the amount of $27,000;

(vi) incur additional Indebtedness, or incur any other liabilities other than in the ordinary course of business;

(vii) enter into any Contract other than in the ordinary course of business;

(viii) dissolve, or merge or consolidate with or into any Person;

(ix) and shall not authorize any Person to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations or enter into any Contract concerning, any Parent Acquisition Proposal;

(x) hire or terminate any employees, enter into any employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees; or

(xi) agree to do any of the foregoing.

Section 6.3 Conduct of Business by the Merger Subs Pending the Merger. Prior to the Effective Time, unless the Companies otherwise agree in writing or as otherwise contemplated by this Agreement, each of the Merger Subs:

(a) shall:

(i) promptly advise the Companies orally and in writing of any Parent Acquisition Proposal and the substance thereof; and

(ii) immediately cease and terminate any existing activities, discussions, negotiations or Contract with any Person other than the other Parties with respect to any Parent Acquisition Proposal; and

(b) shall not:

(i) conduct any business or other operations;

(ii) directly or indirectly redeem, purchase or otherwise acquire any Merger Sub Common Stock;

(iii) amend its Merger Sub Charter Documents;

(iv) split, combine or reclassify any of its Merger Sub Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any of its Merger Sub Common Stock

(v) issue any additional shares of its Merger Sub Common Stock or any Merger Sub Equity Rights in it;

(vi) acquire or dispose of any assets;

(vii) incur any Indebtedness or any other liabilities;

(viii) enter into any Contract;

(ix) dissolve, or merge or consolidate with or into any Person;

(x) and shall not authorize any Person to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations or enter into any Contract concerning, any Parent Acquisition Proposal;

(xi) hire any employees; or

(xii) agree to do any of the foregoing.

Section 6.4 Actions by the Parent Major Stockholders Pending the Mergers. Prior to the Effective Time, unless the Companies otherwise agree in writing or as otherwise contemplated by this Agreement, each of the Parent Major Stockholders:

(a) shall:

(i) promptly advise the Companies orally and in writing of any Parent Acquisition Proposal and the substance thereof; and

(ii) immediately cease and terminate any existing activities, discussions, negotiations or Contract with any Person other than the other Parties with respect to any Parent Acquisition Proposal; and

(b) shall not:

(i) directly or indirectly acquire any Parent Stock or Merger Sub Common Stock;

(ii) vote or resolve to amend the Parent Charter Documents;

(iii) and shall not authorize any Person to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations or enter into any Contract concerning, any Parent Acquisition Proposal; or

(iv) agree to do any of the foregoing.

ARTICLE 7

CONDITIONS TO PARTIES’ OBLIGATIONS

Section 7.1 Conditions to Parent, Merger Sub and Parent Major Stockholder Obligations. The obligations of Parent, the Merger Subs and the Parent Major Stockholders under this Agreement and the other Transaction Documents are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by Parent:

(a) The representations and warranties of each of the Companies under this Agreement and the other Transaction Documents to which it is a party (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Each of the Companies shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the other Transaction Documents to which it is a party to be performed or complied with by it on or before the Closing Date.

(c) No action or proceeding before any Governmental Authority shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or any of the other Transaction Documents or the carrying out of any of the Mergers and the other transactions contemplated hereby and thereby.

(d) Parent shall have received from each of the Companies a certificate of the Secretary of such Company certifying as to and attaching where applicable:

(i) copies of (A) the Company Stockholder Consent of such Company (B) resolutions of the Company Parent Board, and (C) resolutions of the Company Board of such Company, in each case, authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Company is a party and the consummation of the Mergers and the other transactions contemplated hereby and thereby;

(ii) the incumbency and signatures of the officers authorized to execute this Agreement and the other Transaction Documents to which such Company is a party;

(iii) the Certificate of Incorporation and By-laws of such Company and that there have been no changes in either of them since the date of this Agreement;

(iv) evidence as of a recent date of the good standing and corporate existence of such Company issued by the Secretary of State of the State of Delaware; and

(v) such additional supporting documentation and other information with respect to the Mergers and the other transactions contemplated hereby as Parent may reasonably request.

(e) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent, the Merger Subs and the Parent Major Stockholders. The Companies shall furnish to Parent such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.1 as Parent may reasonably request.

(f) Parent shall have received a certificate from an officer of Company Parent under Treasury Regulation Section 1.1445-2(b) stating that Company Parent is not a foreign person for purposes of Section 1445 of the Code.

Section 7.2 Conditions to the Companies’ Obligations. The obligations of the Companies under this Agreement and the other Transaction Documents are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by the Companies:

(a) The representations and warranties of each of Parent, the Merger Subs and the Parent Major Stockholders under this Agreement and the Transaction Documents to which it is a party (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Each of Parent, the Merger Subs and the Parent Major Stockholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the other Transaction Documents to which it is a party to be performed or complied with by it on or before the Closing Date.

(c) No action or proceeding before any Governmental Authority shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or any of the other Transaction Documents or the carrying out of any of the Mergers and the other transactions contemplated hereby and thereby.

(d) Parent shall have no liabilities, indebtedness, expenses, claims, deficiencies, guaranties or obligations of any type or nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of Parent or disclosed in the notes thereto, other than the Parent Permitted Payables, and the Companies shall have received a certificate to that effect by the President and by the Secretary of Parent to that effect.

(e) The Companies shall have received a certificate by the President and by the Secretary of Parent certifying as to and attaching as applicable:

(i) copies of resolutions of (A) the Parent Board, (B) the Luoxis Merger Sub Board and (C) the Vyrix Merger Sub Board, in each case, authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Mergers and the other transactions contemplated hereby and thereby;

(ii) copies of resolutions of the Parent Board authorizing and approving all actions necessary to appoint to the Parent Board at the Closing a director or directors chosen by the Companies;

(iii) the incumbency and signatures of the respective officers of each of Parent and the Merger Subs authorized to execute this Agreement and the other Transaction Documents to which it is a party;

(iv) the Parent Charter Documents and the Merger Sub Charter Documents and that there have been no changes in any of them since the date of this Agreement;

(v) evidence as of a recent date of the good standing and corporate existence of Parent issued by the Secretary of State of the State of Colorado;

(vi) evidence as of a recent date of the good standing and corporate existence of each of the Merger Subs issued by the Secretary of State of the State of Delaware;

(vii) that except for the filing of the Certificates of Merger, all consents, authorizations, orders and approvals of, and filings and registrations with any Governmental Authority that are required for the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Mergers and the other transactions contemplated hereby and thereby have been duly made or obtained;

(viii) that all material consents by third parties required for the Mergers have been obtained;

(ix) that since the date of this Agreement there has been no Parent Material Adverse Effect;

(x) that no action or proceeding before any Governmental Authority has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement, the other Transaction Documents or the consummation of any of the Mergers and the other transactions contemplated hereby and thereby;

(xi) that no severance, change of control or similar payments are due to any Person in connection with the consummation of either of the Mergers;

(xii) that all of the Parent Contracts have been terminated other than (A) Parent Contracts that have been assigned to one of the Parent Major Stockholders and (B) Parent Contracts with OTC Markets Group, Inc. or any of its Affiliates;

(xiii) the executed resignations of all directors and officers of each of Parent and the Merger Subs, with the director resignations to take effect on the Closing Date;

(xiv) copies of executed Lock-up Agreements from Company Parent and from each of the Parent Major Stockholders;

(xv) the amount of the Parent Permitted Payables;

(xvi) copies of all income Tax Returns of Parent that were required to be filed prior to the Closing Date, in form and substance satisfactory to the Companies; and

(xvii) such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Companies may reasonably request.

(f) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Companies. Each of Parent, the Merger Subs and the Parent Major Stockholders shall furnish to the Companies such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.2 as the Companies may reasonably request.

(g) Company Parent shall have made the Company Parent Closing Stock Purchase.

(h) Company Parent Board shall have approved this Agreement, the other Transaction Documents, the Mergers and the other transactions contemplated hereby and thereby.

(i) The Companies shall have received the executed Parent Major Stockholder Releases.

(j) The Companies shall have received the executed Consulting Agreement.

(k) The Companies shall have received the executed Employment Agreements.

(l) The Companies shall have received the executed Assignment and Assumption Agreement.

(m) The Companies shall have received the resignation of James B. Wiegand as a director of Parent and from all offices held by him with Parent.

(n) The Companies shall have received the resignation of Michael Wiegand from all positions of any kind held by him with Parent.

(o) Parent shall have filed the Parent Quarterly Report prior to the Closing, in form and substance satisfactory to the Companies.

(p) No action or proceeding before any Governmental Authority shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or any of the other Transaction Documents or the carrying out of any of the Mergers and the other transactions contemplated hereby and thereby.

(q) The Vessel and the Vessel Permits shall have been transferred to James B. Wiegand, on terms and pursuant to documentation satisfactory to the Companies and in accordance with this Agreement.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Indemnification by Parent Major Stockholders. The Parent Major Stockholders, jointly and severally, shall indemnify and hold harmless each of Company Parent and its officers, directors, employees and agents (the “Indemnified Parties” and each, an “Indemnified Party”), and shall reimburse the Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (“Damages”) arising from or in connection with (a) any inaccuracy in any of the representations and warranties of any of Parent, the Merger Subs and the Parent Major Stockholders in this Agreement or any of the other Transaction Documents or in any certificate delivered by or on behalf of any of them pursuant hereto or thereto, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure by any of Parent, the Merger Subs and the Parent Major Stockholders to perform or comply with any covenant or agreement made by it in this Agreement or any of the other Transaction Documents, (c) any Claim for brokerage or finder’s fees, severance payments, change of control payments, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by or on behalf of any of Parent, the Merger Subs and the Parent Major Stockholders in connection with any of the Mergers and the other transactions contemplated by this Agreement and the other Transaction Documents, (d) Taxes attributable to any transaction or event occurring on or prior to the Effective Time, (e) any Claim relating to or arising out of any liabilities reflected in the latest Parent Financial Statements or with respect to accounting Fees arising after the date hereof (f) any litigation, action, Claim, proceeding or investigation by any Third Party relating to or arising out of the business or operations of any of Parent and the Merger Subs, or any actions of any of Parent, the Merger Subs, the Parent Major Stockholders and any holder of Parent Stock prior to the Effective Time.

Section 8.2 Survival. The representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.3 shall survive indefinitely. The representations and warranties set forth in Section 4.10 shall survive until sixty days after the expiration of the applicable statute of limitations. All other representations, warranties, covenants and agreements of each of Parent, the Merger Subs and the Parent Major Stockholders in this Agreement and the other Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive until the second anniversary of the Closing Date, provided, that such survival shall be indefinite in the event of any fraud, intentional misrepresentation or willful breach on the part of any of Parent, the Merger Subs and the Parent Major Stockholders.

Section 8.3 Time Limitations. Any of the Indemnified Parties seeking indemnification pursuant to Section 8.1 must notify the Parent Major Stockholders of its indemnification Claim on or before the later of the second anniversary of the Closing Date or the date on which the subject matter of the Claim ceases to survive pursuant to Section 8.2.

Section 8.4 Effect of Investigation. The representations and warranties of each of Parent, the Merger Subs and the Parent Major Stockholders, and the rights of the Indemnified Parties to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any of the Indemnified Parties or by reason of the fact that any of the Indemnified Parties knew or should have known that any such representation or warranty is, was or might be inaccurate, or by reason of any waiver by any of the Indemnified Parties of any condition set forth in Section 7.2.

Section 8.5 Effect of Qualification. For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.6 Limitation on Liability. The obligations of each of the Parent Major Stockholders to the Indemnified Parties set forth in Section 8.1 shall be subject to the following limitations:

(a) Neither of the Parent Major Stockholders shall be obligated to make any payment pursuant to this Article 8 until the aggregate Damages of the Indemnified Parties for the matters indemnified in Section 8.1 exceed $100,000.

(b) The aggregate liability of the Parent Major Stockholders to the Indemnified Parties under this Agreement other than for Claims (i) based on fraud, intentional misrepresentation or willful breach, (ii) for specific performance, injunctive or other equitable relief, or (iii) for breaches of the representations set forth in Section 4.1, Section 4.2 and Section 4.3 shall be limited to the value of the shares of Parent Common Stock held by the Parent Major Stockholders immediately following the Effective Time. The Parties agree that the value of such shares is $1,300,000.

(c) Other than Claims (i) based on fraud, intentional misrepresentation or willful breach, (ii) for specific performance, injunctive or other equitable relief, or (iii) for breaches of the representations set forth in Section 4.1, Section 4 .2 and Section 4.3, the indemnity provided in this Article 8 shall be the sole and exclusive monetary remedy of the Indemnified Parties against Parent, the Merger Subs and the Parent Major Stockholders for any matter covered by Section 8.1.

Section 8.7 Notice of Claims.

(a) To assert a Claim for indemnification pursuant to Section 8.1, an Indemnified Party shall notify the Parent Major Stockholders of such Claim, stating in such notice (i) that an Indemnified Party incurred or reasonably believes it may incur Damages and the reasonable estimate of the amount of any such Damages; (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement or other Transaction Document alleged as the basis or bases for the claim; and (iii) if the Damages have actually been incurred, amount of such Damages. If the Claim is for Damages which the Indemnified Parties reasonably believe may be incurred or are otherwise un-liquidated, the written Claim of the applicable Indemnified Party shall state the reasonable estimate of such Damages, in which event a Claim shall be deemed to have been asserted under this Article 8 in the amount of such estimated Damages.

(b) In the event that any action, suit or proceeding is brought against any Indemnified Party with respect to which the Parent Major Stockholders may have liability under this Article 8, the Companies shall control the defense of such action, suit or proceeding. In connection with any action, suit or proceeding subject to this Article 8, the Parent Major Stockholders and each Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. Neither of the Parent Major Stockholders shall, without the prior written consent of the applicable Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any Claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Indemnified Party for any liability arising out of such Claim or demand.

ARTICLE 9

TERMINATION PRIOR TO CLOSING

Section 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by the Company, if any of Parent, the Merger Subs and the Parent Major Stockholders (i) fails to perform in any material respect any of its agreements contained in this Agreement or in any of the other Transaction Documents to which it is a party required to be performed by it on or prior to the Closing Date, or (ii) materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement or in any of the other Transaction Documents to which it is a party, which failure or breach is not cured within ten (10) days after the Companies have notified Parent of their intent to terminate this Agreement pursuant to this Section 9.1(b);

(c) by Parent if either of the Companies (i) fails to perform in any material respect any of its agreements contained in this Agreement or in any of the other Transaction Documents to which it is a party required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement or in any of the other Transaction Documents to which it is a party, which failure or breach is not cured within ten (10) days after Parent has notified the Companies of its intent to terminate this Agreement pursuant to this Section 9.1(c);

(d) by either the Companies, on the one hand, or Parent, on the other hand, if there shall be any Order, writ, injunction or decree of any Governmental Authority binding on any of Parent, the Merger Subs, the Parent Major Stockholders or the Companies that prohibits or materially restrains it from consummating any of the Mergers and the other transactions contemplated by this Agreement and the other Transaction Documents; provided that the Parties have used their best efforts to have any such order, writ, injunction or decree lifted and the same has not been lifted within ninety (90) days after entry by any such Governmental Authority; and

(e) by either Parent, by notice to the Companies, or by the Companies, by notice to Parent, at any time after the date which is thirty (30) days after the date of this Agreement.

Section 9.2 Termination of Obligations. Termination of this Agreement pursuant to this Article 9 shall terminate all obligations of the Parties hereunder, except for the obligations under Section 10.12, Section 10.14 and Section 10.15; provided, however, that termination pursuant to Section 9.1(b) or Section 9.1(c) shall not relieve the defaulting or breaching Party or Parties from any liability to the other Parties.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Further Actions. Subject to the terms and conditions of this Agreement, each of the Parties agrees to execute and deliver any additional instruments or documents necessary to consummate the Mergers and the other transactions contemplated by this Agreement and the other Transaction Documents and to do any and all such further things as may be necessary to implement and carry out the intent of this Agreement, including any actions by James B. Wiegand necessary to transfer the Vessel and the Vessel Permits to James B. Wiegand in accordance with this Agreement.

Section 10.2 Amendment. This Agreement may be amended by the Parties at any time by mutual consent; provided, however, that no amendment may be made that by Applicable Law requires approval by any of the holders of Company Stock beyond the Company Stockholder Consents, without such further approval being obtained. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

Section 10.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and, unless delivery instructions are otherwise expressly set forth above herein, either delivered personally (effective upon delivery), by email or facsimile transmission (effective on upon confirmation of after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third Business Day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To the Companies:

Ampio Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

Attention: Chief Financial Officer

Email: ggould@ampiopharma.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

Attention: Andrew Goodman. Esq.

Facsimile: (212) 355-3333

Email: AGoodman@goodwinprocter.com

To any of Parent, the Merger Subs and the Parent Major Stockholders:

Rosewind Corporation

16200 West County Road 18E

Loveland, Colorado 80537

Attention: Mr. James B. Wiegand

Email: shellgamer@aol.com

with a copy (which shall not constitute notice) to:

Roger V. Davidson, Esq.

2540 Westward Dr.

Lafeyette, Colorado 80026

Email: rogetd@comcast.com

Section 10.4 Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable; provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 10.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and are solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any Person other than the Parties any rights or remedies hereunder. The Indemnified Parties are third party beneficiaries of this Agreement to the extent of the rights accorded to them in Article 8. The representations, warranties, covenants and other agreements in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and the Indemnified Parties. Any inaccuracies in such representations, warranties, covenants or agreements are subject to waiver by the Party for whose benefit such representation, warranty, covenant or agreement was made, in accordance with Section 10.8 without notice of liability to any other Person.

Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be immediately null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.8 Waivers. At any time prior to the Effective Time, to the extent legally allowed: (a) any Party may extend the time for the performance of any of the obligations or other acts of the other Parties, (b) any Party for whose benefit a representation or warranty was made may waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) any Party may waive performance of any of the covenants or agreements of the other Parties, or satisfaction of any of the conditions to its obligations to effect the Mergers, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

Section 10.9 Incorporation. The Exhibits and Schedules to this Agreement are hereby incorporated into this Agreement.

Section 10.10 No Remedy in Certain Circumstances. Each Party agrees that should any Governmental Authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an Order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such Order or judgment.

Section 10.11 No Strict Construction. Each of the Parties hereto acknowledges that this Agreement has been prepared jointly by the Parties hereto, and shall not be strictly construed against any Party hereto.

Section 10.12 Expenses. Each Party shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the other Transaction Documents and the consummation of the Mergers and the other transactions contemplated hereby and thereby.

Section 10.13 Resale Registration Rights. Parent hereby undertakes that, as soon as is reasonably practicable, Parent shall file a registration statement with the SEC (i) naming each of the holders of Parent Common Stock identified in Section 4.3(a)(vi) of the Parent Disclosure Letter as a Selling Stockholder and (ii) allowing for the resale of as many shares of Parent Common Stock held by Persons who are not Affiliates of Company Parent as Parent determines in good faith, after the Closing, Parent can reasonably include in such registration statement, not including any Dissenting Shares.

Section 10.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts or choices of laws provisions thereof that would operate to apply the laws of any other state.

Section 10.15 Jurisdiction; Waiver of Jury Trial. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of this Agreement, the other Transaction Documents, the Mergers and the other transactions contemplated hereby and thereby shall be exclusively brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party in the manner provided in Section 10.3 shall be deemed effective service of process on such Party. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY

ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

[Signature Page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first written above.

ROSEWIND CORPORATION

By:	/s/ James B. Wiegand

James B. Wiegand
President

ROSEWIND MERGER
SUB L, INC.

By:	/s/ James B. Wiegand

James B. Wiegand
President

ROSEWIND MERGER
SUB V, INC.

By:	/s/ James B. Wiegand
James B. Wiegand
President

/s/ James B. Wiegand
James B. Wiegand

/s/ Michael B. Wiegand
Michael B. Wiegand

LUOXIS DIAGNOSTICS, INC.

By:	/s/ Joshua R. Disbrow

Name: Joshua R. Disbrow
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

VYRIX PHARMACEUTICALS, INC.

By:	/s/ Jarrett T. Disbrow

Name: Jarrett T. Disbrow
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Schedule 2.5(a)

Parent Board

Michael Macaluso

Schedule 2.5(h)

Parent Officers

Joshua Disbrow	Chief Executive Officer

Jarret Disbrow	Chief Operating Officer

Exhibit A-1

CERTIFICATE OF MERGER

OF

ROSEWIND MERGER SUB L, INC.

WITH AND INTO

LUOXIS DIAGNOSTICS, INC.

* * * * * * *

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation does hereby certify that:

1. The constituent corporations (the “Constituent Corporations”) participating in the merger herein certified (the “Merger”) are:

a. Rosewind Merger Sub L, Inc., which is incorporated under the laws of the State of Delaware (“ Merger Sub”); and

b. Luoxis Diagnostics, Inc., which is incorporated under the laws of the State of Delaware (“Luoxis”).

2. An Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 16, 2015, by and among the individuals identified therein as Parent Major Stockholders, Rosewind Corporation, a Colorado corporation, Merger Sub, Luoxis, Rosewind Merger Sub V, Inc., a Delaware corporation, and Vyrix Pharmaceuticals, Inc., a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 and 228 of the DGCL.

3. The name of the surviving corporation in the Merger is Luoxis Diagnostics, Inc.

4. The certificate of incorporation of the surviving corporation at the effective time of the Merger shall be amended and restated as set forth on Exhibit A hereto, and as so amended and restated, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or pursuant to the provisions of the laws of the State of Delaware.

5. The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of the State of Delaware.

6. An executed copy of the Merger Agreement is on file at an office of the aforesaid surviving corporation, the address of which is as follows:

Luoxis Diagnostics, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

7. A copy of the Merger Agreement will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of either of the Constituent Corporations.

[Signature page follows.]

2

IN WITNESS WHEREOF, Luoxis Diagnostics, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer this 16th day of April, 2015.

LUOXIS DIAGNOSTICS, INC.

By:
Name: Joshua R. Disbrow
Title: President and Chief Executive Officer

SIGNATURE PAGE TO ROSEWIND

MERGER SUB L CERTIFICATE OF MERGER

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LUOXIS DIAGNOSTICS, INC.

FIRST:	The name of this corporation shall be: Luoxis Diagnostics, Inc.

SECOND:	Its registered office in the State of Delaware is to be located at:

1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is: The Corporation Trust Company.

THIRD:	The purpose or purposes of the corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of stock which this corporation is authorized to issue is:

One Thousand (1,000) shares of Common Stock, par value $0.001 per share.

FIFTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

SIXTH:	Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

SEVENTH:	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. No amendment, modification or repeal of this Article EIGHTH shall adversely affect the rights and protection afforded to a director of the corporation under this Article EIGHTH Section for acts or omissions occurring prior to such amendment, modification or repeal.

EIGHTH:	The corporation reserves the right to amend or repeal this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the corporation is required to amend or repeal any provision of this Certificate of Incorporation, and in addition to any other vote of holders of capital stock that is required by this Certificate of Incorporation or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

The remainder of this page is intentionally left blank

Exhibit A-2

CERTIFICATE OF MERGER

OF

ROSEWIND MERGER SUB V, INC.

WITH AND INTO

VYRIX PHARMACEUTICALS, INC.

* * * * * * *

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation does hereby certify that:

1. The constituent corporations (the “Constituent Corporations”) participating in the merger herein certified (the “Merger”) are:

a. Rosewind Merger Sub V, Inc., which is incorporated under the laws of the State of Delaware (“ Merger Sub”); and

b. Vyrix Pharmaceuticals, Inc., which is incorporated under the laws of the State of Delaware (“Vyrix”).

2. An Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 16, 2015, by and among the individuals identified therein as Parent Major Stockholders, Rosewind Corporation, a Colorado corporation, Rosewind Merger Sub L, Inc., a Delaware corporation, Luoxis Diagnostics, Inc., a Delaware corporation, Merger Sub and Vyrix, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 and 228 of the DGCL.

3. The name of the surviving corporation in the Merger is Vyrix Pharmaceuticals, Inc.

4. The certificate of incorporation of the surviving corporation at the effective time of the Merger shall be amended and restated as set forth on Exhibit A hereto, and as so amended and restated, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or pursuant to the provisions of the laws of the State of Delaware.

5. The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of the State of Delaware.

6. An executed copy of the Merger Agreement is on file at an office of the aforesaid surviving corporation, the address of which is as follows:

Vyrix Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

7. A copy of the Merger Agreement will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of either of the Constituent Corporations.

[Signature page follows.]

2

IN WITNESS WHEREOF, Vyrix Pharmaceuticals, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer this 16th day of April, 2015.

VYRIX PHARMACEUTICALS, INC.

By:
Name: Jarrett Disbrow
Title: President and Chief Executive Officer

SIGNATURE PAGE TO ROSEWIND

MERGER SUB V CERTIFICATE OF MERGER

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VYRIX PHARMACEUTICALS, INC.

FIRST:	The name of this corporation shall be: Vyrix Pharmaceuticals, Inc.

SECOND:	Its registered office in the State of Delaware is to be located at:

1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is: The Corporation Trust Company.

THIRD:	The purpose or purposes of the corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of stock which this corporation is authorized to issue is:

One Thousand (1,000) shares of Common Stock, par value $0.001 per share.

FIFTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

SIXTH:	Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

SEVENTH:	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. No amendment, modification or repeal of this Article EIGHTH shall adversely affect the rights and protection afforded to a director of the corporation under this Article EIGHTH Section for acts or omissions occurring prior to such amendment, modification or repeal.

EIGHTH:	The corporation reserves the right to amend or repeal this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the corporation is required to amend or repeal any provision of this Certificate of Incorporation, and in addition to any other vote of holders of capital stock that is required by this Certificate of Incorporation or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

The remainder of this page is intentionally left blank

Exhibit B-1

LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of April [•], 2015, by and among Rosewind Corporation, a Colorado corporation (together with any successors and assigns thereto, “Parent”), and the undersigned holder of Parent’s capital stock (“Seller”). Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in the Agreement and Plan of Merger, dated as of April [•], 2015, by and among Seller, Parent, and the other parties thereto (the “Merger Agreement”).

In connection with the consummation of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Seller and Parent hereby agree as follows:

1. The execution and delivery of this Agreement is a condition to the performance of the parties’ obligations under the Merger Agreement, including the delivery of the shares of Parent Common Stock issued to the Seller pursuant thereto (the “Shares”).

2. Seller hereby acknowledges and agrees that during the Lockup Period (as defined below), as applicable to those Shares which remain subject to the Lockup Period from time to time (as set forth below), it shall not, without the prior written consent of Parent, (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to any portion of such Shares or any securities convertible into or exercisable or exchangeable for Parent Common Stock now owned or hereafter acquired by the undersigned, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Shares or securities convertible into or exercisable or exchangeable for Parent Common Stock, whether any such transaction is to be settled by delivery of such Shares or such other securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B). As used herein, the term “Lockup Period” means the period beginning on the date hereof and ending on the earlier of: (a) (i) with respect to twenty-five percent (25%) of the Shares, June 30, 2015, and (ii) with respect to the remaining seventy-five percent (75%) of the Shares, April [•], 2017, and (b) the date that Parent, the corporate parent of Parent, consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property.

3. Notwithstanding the provisions of paragraph 2, above, Seller may transfer any or all of its Shares:

(a)	to the officers, directors or employees of Parent;

(b)	as a bona fide gift to any member of the immediate family to Seller’s immediate family members (as defined below) and trusts for estate planning purposes;

(c)	as a bona fide gift to a charity or educational institution;

(d)	by virtue of the laws of descent and distribution upon Seller’s death; or

(e)	transfers by operation of law, including pursuant to domestic relations or court orders; and

(f)	transfers consented to, in writing, by Parent;

provided, however, that in the case of any transfer described in clauses (a) through (e) above, it shall be a condition to the transfer that (A) the transferee executes and delivers to Parent not later than three (3) business days prior to such transfer, a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the undersigned and not to the immediate family of the transferee) and otherwise satisfactory in form and substance to Parent. For purposes of this paragraph, “immediate family” shall mean a spouse, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned.

4. In furtherance of the foregoing, Seller hereby (a) further agrees that (i) it will not, during the Lockup Period, make any demand or request for or exercise any right with respect to the registration under the Securities Act of any Shares or any securities convertible into or exercisable or exchangeable for Parent Common Stock, and (b) authorizes Parent during the Lockup Period to cause the transfer agent for the Parent Common Stock to decline to transfer any Shares or securities convertible into or exercisable or exchangeable for Parent Common Stock, and to place restrictive legends and note stop transfer restrictions on the Shares, the stock register and other records relating to the Shares.

5. Seller hereby represents and warrants to Parent that (i) it has full power and authority to enter into this Agreement and (ii) this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.

6. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

7. No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph 7 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each party’s respective successors, heirs, personal representatives and assigns.

8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that· would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

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9. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, or by electronic or facsimile transmission, to the address, email or facsimile number indicated on the books and records of Parent or such other address as a party shall subsequently provide.

10. Upon request by Parent, Seller will execute any additional documents necessary in connection with enforcement hereof.

* * * * *

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IN WITNESS WHEREOF, the parties have executed this Lockup Agreement on the date first written above.

ROSEWIND CORPORATION

By:
Name: Joshua R. Disbrow
Title: President and Chief Executive Officer

STOCKHOLDERS

By:
Name:

[SIGNATURE PAGE TO WIEGAND LOCKUP AGREEMENT]

Exhibit B-2

LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of April [•], 2015, by and among Rosewind Corporation, a Colorado corporation (together with any successors and assigns thereto, “Parent”), and Ampio Pharmaceuticals, Inc., a Delaware corporation (together with any successors and assigns thereto, “Seller”). Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in the Agreement and Plan of Merger, dated as of April [•], 2015, by and among certain subsidiaries of Seller, Parent, and the other parties thereto (the “Merger Agreement”).

In connection with the consummation of the transactions contemplated by the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Seller and Parent hereby agree as follows:

1. The execution and delivery of this Agreement is a condition to the performance of the parties’ obligations under the Merger Agreement, including the delivery of the shares of Parent Common Stock issued to the Seller pursuant thereto (the “Shares”).

2. Seller hereby acknowledges and agrees that during the Lockup Period (as defined below), as applicable to those Shares which remain subject to the Lockup Period from time to time (as set forth below), it shall not, without the prior written consent of Parent, (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to any portion of such Shares or any securities convertible into or exercisable or exchangeable for Parent Common Stock now owned or hereafter acquired by the undersigned, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Shares or securities convertible into or exercisable or exchangeable for Parent Common Stock, whether any such transaction is to be settled by delivery of such Shares or such other securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B). As used herein, the term “Lockup Period” means the period beginning on the date hereof and ending on the earlier of: (a) with respect to twenty-five percent (25%) of the Shares, April [•], 2017, (b) with respect to twenty-five percent (25%) of the Shares, October [•], 2017, (c) with respect to twenty-five percent (25%) of the Shares, April [•], 2018, (d) October [•], 2018, (e) the date that Parent consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the holders of Parent Common Stock having the right to exchange their shares of Parent Common Stock for cash, securities or other property, and (f) the date that a person or group of persons or entities obtains a controlling interest in Seller’s capital stock.

3. Notwithstanding the provisions of paragraph 2, above, Seller may transfer any or all of its Shares:

(a)	to the officers, directors or employees of Parent;

(b)	as a bona fide gift to any member of the immediate family to Seller’s immediate family members (as defined below) and trusts for estate planning purposes;

(c)	as a bona fide gift to a charity or educational institution;

(d)	by virtue of the laws of descent and distribution upon Seller’s death; or

(e)	transfers by operation of law, including pursuant to domestic relations or court orders; and

(f)	transfers consented to, in writing, by Parent;

provided, however, that in the case of any transfer described in clauses (a) through (e) above, (A) it shall be a condition to the transfer that the transferee executes and delivers to Parent not later than three (3) business days prior to such transfer, a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the undersigned and not to the immediate family of the transferee) and otherwise satisfactory in form and substance to Parent and (B) acceptance of Shares by any transferee shall constitute such transferee’s agreement to be bound by this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned.

4. In furtherance of the foregoing, Seller hereby (a) further agrees that (i) it will not, during the Lockup Period, make any demand or request for or exercise any right with respect to the registration under the Securities Act of any Shares or any securities convertible into or exercisable or exchangeable for Parent Common Stock, and (b) authorizes Parent during the Lockup Period to cause the transfer agent for the Parent Common Stock to decline to transfer any Shares or securities convertible into or exercisable or exchangeable for Parent Common Stock, and to place restrictive legends and note stop transfer restrictions on the Shares, the stock register and other records relating to the Shares.

5. Seller hereby represents and warrants to Parent that (i) it has full power and authority to enter into this Agreement and (ii) this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.

6. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

7. No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph 7 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each party’s respective successors, heirs, personal representatives and assigns.

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8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that· would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, or by electronic or facsimile transmission, to the address, email or facsimile number indicated on the books and records of Parent or such other address as a party shall subsequently provide.

10. Upon request by Parent, Seller will execute any additional documents necessary in connection with enforcement hereof.

* * * * *

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IN WITNESS WHEREOF, the parties have executed this Lockup Agreement on the date first written above.

ROSEWIND CORPORATION

By:
Joshua R. Disbrow
President and Chief Executive Officer

AMPIO PHARMACEUTICALS, INC.

By:
Gregory A. Gould
Chief Financial Officer

[SIGNATURE PAGE TO AMPIO LOCKUP AGREEMENT]

Exhibit C

RELEASE

THIS RELEASE (this “Release”), dated as of April [•], 2015 is made by the undersigned holder of capital stock of Rosewind Corporation, a Colorado corporation (“Parent”), for the benefit of Parent. Capitalized terms used herein but not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the undersigned, as a Parent Major Stockholder, the other Parent Major Stockholder, Parent, Rosewind Merger Sub L, Inc., a Delaware corporation (“Luoxis Merger Sub”) and Rosewind Merger Sub V, Inc., a Delaware corporation (“Vyrix Merger Sub”), and Luoxis Diagnostics, Inc. (“Luoxis”) and Vyrix Pharmaceuticals, Inc. (“Vyrix,” and, together with Luoxis, the “Companies”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) on or about the date hereof;

WHEREAS, the undersigned owns shares of Parent Common Stock and will benefit from the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, Parent is indebted to the undersigned in the amount of approximately $30,000 pursuant to an un-documented loan made by the undersigned to Parent (the “Loan”), and the Loan is secured by an un-documented security interest in the Vessel (the “Vessel Mortgage”); and

WHEREAS, in order to induce the Companies to enter into the Merger Agreement and consummate the transactions contemplated thereby, the undersigned wishes to grant this Release in accordance with Section 7.2 of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agrees as follows:

1. Release. Effective upon the Closing, the undersigned, on behalf of himself and his successors, assigns and heirs, hereby unconditionally and irrevocably waives, releases and forever discharges Parent and each of its past and present directors, officers, managers, employees, agents, predecessors, successors, assigns, equityholders, members, partners, insurers, representatives and Affiliates (collectively, the “Released Parties”) from any and all liabilities of any kind whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, including any liabilities or obligations under the Loan and the Vessel Mortgage, or either of them, and the undersigned shall not seek to recover any amounts owed to the undersigned pursuant to any agreement or other arrangement entered into prior to the Closing, other than the Merger Agreement and the other Transaction Documents. The undersigned understands that this is a full and final release of all claims, demands, causes of actions and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against any of the Released Parties, except as expressly set forth in this Section 1. The undersigned represents that he is not aware of any claim by him other than the claims that are waived, released and forever discharged by this Section 1. The undersigned hereby releases the Vessel Mortgage.

2. Miscellaneous. The following provisions of the Merger Agreement are hereby incorporated into and specifically made applicable to this Release (provided that, in construing such incorporated provisions, any reference to “this Agreement” shall be deemed to refer to this Release: Section 1.2 (References and Titles), Section 10.3 (Notices), Section 10.4 (Counterparts, Facsimile Signatures), Section 10.5 (Severability), Section 10.6 (Entire Agreement, No Third Party Beneficiaries), Section 10.7 (Assignment), Section 10.14 (Governing Law) and Section 10.15 (Jurisdiction, Waiver of Jury Trial).

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first set forth above.

Name: James B. Wiegand
Title: President

SIGNATURE PAGE TO

(PARENT MAJOR STOCKHOLDER) RELEASE

Exhibit D

ROSEWIND CORPORATION

c/o Ampio Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

April [•], 2015

James B. Wiegand

16200 WCR 18E

Loveland, Colorado 80537

Dear Mr. Wiegand:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services (as described on Schedule 1) to Rosewind Corporation (the “Company”).

1.	SERVICES

1.1	The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2	You shall provide to the Company the services set forth on Schedule 1 (the “Services”).

1.3	The Company shall not control the manner or means by which you perform the Services.

1.4	To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2.	TERM

The term of this Agreement shall commence on the date set forth above and shall continue through the first anniversary of such date, unless earlier terminated in accordance with Section 9 (the “Term”).

3.	FEE AND EXPENSES

3.1	As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fixed fee of $50,000 (the “Fee”). $25,000 of the Fee is payable upon execution of this Agreement, and the remaining $25,000 of the Fee is payable at the end of the Term, subject to any applicable adjustment pursuant to Section 9.1 in the event of an early termination without cause. You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state and local taxes, as set out in Section 4.2.

3.2	The Company will reimburse you for any reasonable out-of-pocket expenses that you incur for travel (including meals and lodging) at the request of the Company in performance of the Services.

4.	RELATIONSHIP OF THE PARTIES

4.1	You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2	Without limiting Section 4.1, you will not be eligible under this Agreement to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1	The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property”) therein. You agree that any and all Intellectual Property is deemed to be “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Intellectual Property does not constitute a “work made for hire,” you hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Intellectual Property.

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5.2	Upon the request of the Company, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any of the Intellectual Property. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of any of the Intellectual Property with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

6.	CONFIDENTIALITY

6.1	You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, operations of the Company, its affiliates or their suppliers or customers, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the Services, including but not limited to any Intellectual Property, shall be subject to the terms and conditions of this Section. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2	Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than through your breach of this Agreement; or

(b)	is communicated to you by a third party that had no confidentiality obligations with respect to such information.

6.3

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the

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extent of disclosure required by such law, regulation or order. You agree to provide written notice of any such order to an authorized officer of the Company within five days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

7.	REPRESENTATIONS AND WARRANTIES

7.1	You represent and warrant to the Company that:

(a)	you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement;

(b)	your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c)	you shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d)	you shall perform the Services in compliance with all applicable federal, state and local laws and regulations;

(e)	the Company will receive good and valid title to all Intellectual Property, free and clear of all encumbrances and liens of any kind;

(f)	all Intellectual Property is and shall be your original work (except for material in the public domain or provided by the Company) and does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

7.2	The Company hereby represents and warrants to you that:

(a)	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.	INDEMNIFICATION

8.1	You shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

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(a)	bodily injury, death of any person or damage to real or tangible, personal property resulting from your acts or omissions; and

(b)	your breach of any representation, warranty or obligation under this Agreement.

8.2	The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

9.	TERMINATION

9.1	The Company may terminate this Agreement without cause upon thirty days’ written notice to you. If the Company terminates this Agreement pursuant to this Section 9.1, the Company shall pay you the pro rata portion of the Fee corresponding to the portion of the Term completed through the date of such termination.

9.2	The Company may terminate this Agreement, effective immediately upon written notice to you and without any liability to pay the Fee or otherwise, in the event that you materially breach this Agreement.

9.3	Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly after such expiration or termination:

(a)	deliver to the Company all Intellectual Property (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for your use by the Company;

(b)	deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(c)	permanently erase all of the Confidential Information from your computer systems; and

(d)	certify in writing to the Company that you have complied with the requirements of this Section.

9.4	The terms and conditions of this Section 9, Section 4, Section 5, Section 6, Section 7, Section 8, Section 7.3, Section 11, Section 12 and Section 13 shall survive the expiration or termination of this Agreement.

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10.	OTHER BUSINESS ACTIVITIES

You may be engaged or employed in any other business, trade, profession or other activity which does not place you in a conflict of interest with the Company; provided, that, during the Term, you shall not be engaged in any business activities that do or may compete with the business of the Company without the Company’s prior written consent.

11.	ASSIGNMENT

You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

12.	MISCELLANEOUS

12.1	You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

12.2	All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

12.3	This Agreement and together with Schedule 1, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

12.4	This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

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12.5	This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

12.6	If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.7	This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows.]

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If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

ROSEWIND CORPORATION

By:
Joshua R. Disbrow
President and Chief Executive Officer

ACCEPTED AND AGREED:

James B. Wiegand
President

[Signature page to Consulting Agreement]

Schedule 1

The Services:

•	Transition services related to the mergers of the Company with Luoxis Diagnostics, Inc. and Vyrix Pharmaceuticals, Inc. (the “Merger”), including:

•	communications with third parties (vendors, service providers, etc.) with whom the Company has done or does business; and

•	transfer of the Company’s sailing vessel and related licenses, agreements and other documents into your own name or that of your designee;

•	Change of leadership communications as required with the SEC, financial reporting groups, and any other parties the Company needs to notify;

•	Assistance with OTCQB transition and communication as requested by the Company;

•	Assistance in securing historical documents, data, figures, etc. as relevant to the Merger and the Company;

•	Being available for questions from the Company’s senior management, accounting firm, attorneys, etc. as required throughout the Term; and

•	assistance with other general business needs.

EXHIBIT E

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is effective as of April [•], 2015 (the “Effective Date”), between Rosewind Corporation, a Colorado corporation headquartered at 373 Inverness Parkway, Suite 200, Englewood, CO 80112 USA, hereinafter referred to as the “Company”, and [    ] (“Employee”).

RECITALS

WHEREAS, the Company is a duly organized Colorado corporation, with its principal place of business within the State of Colorado, and is in the business of developing and marketing pharmaceutical products; and

WHEREAS, the Company desires assurance of the continued association and services of the Employee in order to continue to retain the Employee’s experience, skills, abilities, background and knowledge, and is willing to continue to engage the Employee’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Employee desires to be in the continued employ of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree to the terms and conditions of this Agreement as follows:

1. Employment for Term. The Company hereby agrees to employ Employee and Employee hereby accepts such employment with the Company for the period of 24 months beginning on the Effective Date. The term of this Agreement (the “Term”) shall continue until the termination of Employee’s employment in accordance with the provisions of this Agreement. The termination of Employee’s employment under this Agreement shall end the Term but shall not terminate Employee’s or the Company’s other obligations that are intended to survive the termination of this Agreement (including without limitation, the payments under Section 7 and 8 and Employee’s obligations under Section 9).

2. Position and Duties. During the Term, Employee shall serve as Chief Executive Officer (CEO) of the Company, and perform such duties as are consistent with this position. The Employee shall report to the Board of Directors of the Company. During the Term, Employee shall also hold such additional positions and titles as the Board of Directors of the Company (the “Board”) may determine from time to time. During the Term, Employee shall devote as much time as is necessary to satisfactorily perform his duties as CEO of the Company. Employee may engage in any civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder or present a conflict of interest with the Company During the Term of this Agreement, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Employee to be adverse or antagonistic to the Company, its business or prospects, its financial position, or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. This provision shall encompass any advisory boards of which Employee is or becomes a member of during the term hereof. Employee shall provide written disclosure to the Compensation Committee of the Company’s Board of Directors as to all advisory boards on which Employee sits, and will provide the Company with written notice within 10 business days of Employee agreeing to sit on any additional advisory boards. On termination of Employee’s employment, regardless of the reason for such termination, Employee shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Employee may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

3. Compensation.

(a) Base Salary. The Company shall pay Employee a base salary of $[•] per annum, payable at least monthly on the Company’s regular pay cycle for professional employees (the “Base Salary”). Except as specifically otherwise provided herein, the Base Salary may be increased only by recommendation of the Compensation Committee of the Board and ratified by the Compensation Committee or a majority of the independent members of the Board.

(b) Annual Review. The Base Salary shall be reviewed at the end of each calendar year (the first such review to occur at the end of calendar year 2015).

(c) Equity Compensation. In connection with the execution of this Agreement, the Company hereby agrees to grant on or promptly after April 1, 2015 initial equity compensation to Employee in the aggregate amount of [•] options to purchase shares of Company Common Stock. These options shall be granted subject to the terms and conditions of the Company’s stock option plan then in effect, and the terms and conditions of the applicable option agreement, and will vest in accordance with the terms and schedule set forth in Exhibit A hereto. Such vesting schedule will be accelerated, to the extent provided in Section 8 of this agreement.

(d) Other and Additional Compensation. Subsections (a) and (c) above establish Employee’s compensation during the Term which shall not preclude the Board from awarding Employee a higher salary or any bonuses or stock options, restricted stock or other forms of additional equity awards in the discretion of the Board during the Term at any time. The Employee shall be eligible for an annual discretionary bonus (hereinafter referred to as the “Bonus”) with a target amount of [•] ([•]%) of the Base Salary, subject to standard deductions and withholdings, based on the Compensation Committee’s determination, in good faith, and based upon the Employee’s individual achievement and company performance objectives as set by the Board or the Compensation Committee, of whether the Employee has met such performance milestones as are established for the Employee by the Board or the Compensation Committee, in good faith, in consultation with the Employee (hereinafter referred to as the “Performance Milestones”). The Performance Milestones will be based on certain factors including, but not limited to, the Employee’s performance and the Company’s financial performance. The Employee’s Bonus target will be reviewed annually and may be adjusted by the Board or the Compensation Committee in its discretion, provided however, that the Bonus target may only be reduced upon Employee’s written consent. The Employee must be employed on the date the Bonus is awarded to be eligible for the Bonus, subject to the termination provisions hereof. Bonuses shall be paid during the calendar quarter following the calendar quarter for which such Bonus was earned when Performance Milestones are met during a calendar quarter. Fourth quarter Bonuses and Bonuses calculated on the basis of partial Performance Milestone satisfaction shall be paid within 75 days of fiscal year-end.

4. Employee Benefits. During the Term, Employee shall be entitled to participate at the same level as other senior executive officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. For the term of this Agreement, Employee shall be entitled to paid vacation at the rate of (4) weeks per annum. In accordance with Company policy, unused vacation may not be carried over from year to year.

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5. Expenses. The Company shall reimburse Employee for actual, reasonable out-of-pocket expenses incurred by him in the performance of his services for the Company upon the receipt of appropriate documentation of such expenses which shall be submitted in such form, and with such supporting documentation, as called for or required by Company policy.

6. Termination.

(a)	General. The Term shall end immediately upon Employee’s death. Employee’s employment may also be terminated by the Company with or without Cause or as a result of Employee’s Disability, as defined in Section 7 or by Employee with or without Good Reason (as such terms are defined below).

(b)	Notice of Termination. Either party shall give written notice of termination to the other party.

(c)	Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee grants consent to notification by the Company to Employee’s new employer about his rights and obligations under this Agreement and the PIA (hereinafter defined).

7. Severance Benefits.

(a) Cause Defined. “Cause” means (i) willful malfeasance or willful misconduct by Employee in connection with his employment; (ii) Employee’s gross negligence in performing any of his duties under this Agreement; (iii) Employee’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Employee’s willful and deliberate violation of a Company policy, (v) Employee’s unintended but material breach of any written policy applicable to all employees adopted by the Company which is not cured to the reasonable satisfaction of the Board of Directors within thirty (30) business days after notice thereof; (vi) the Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party as to which the Employee owes an obligation of nondisclosure as a result of the Employee’s relationship with the Company, (vii) the Employee’s willful and deliberate breach of his obligations under this Agreement, or (viii) any other material breach by Employee of any of his obligations in this Agreement which is not cured to the reasonable satisfaction of the Board of Directors within thirty (30) business days after notice thereof.

(b) Disability Defined. “Disability” shall mean (i) Employee’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, that results in Employee being substantially unable to perform his duties hereunder for six consecutive months (or for six months out of any nine month period) or (ii) a qualified independent physician mutually acceptable to the Company and Employee determines that Employee is incapacitated due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent or near-permanent duration. Until such time as Employee is terminated for Disability under this paragraph (b), Employee shall continue to receive his Base Salary hereunder, provided that if the Company provides Employee with disability insurance coverage, payments of Employee’s Base Salary shall be reduced by the amount of any disability insurance payments received by Employee due to such coverage. The Company shall give Employee written notice of termination due to Disability which shall take effect sixty (60) days after the date it is sent to Employee unless Employee shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void). In the event that the Company terminates Employee’s employment as a result of his Disability, Employee shall be entitled to the same benefits as if his employment had been terminated by the Company without Cause.

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(c) Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s written consent: (i) there is a material reduction of the level of Employee’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally, provided, however, that in no case may the Base Salary be reduced below the amount stated in Section 3(a)), (ii) there is a material reduction in Employee’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of a Change in Control shall not, by itself, necessarily constitute a reduction in Employee’s responsibilities or authority); or (iii) there is a material change in the principal geographic location at which Employee must perform his services (it being understood that the relocation of Employee to a facility or a location within forty (40) miles of the State Capitol Building in Denver, Colorado shall not be deemed material for purposes of this Agreement). No event shall be deemed to be “Good Reason” if the Company has cured the event (if susceptible to cure) within 30 days of receipt of written notice from Employee specifying the event or events which, absent cure, would constitute “Good Cause.”

(d) Accrued Compensation Defined. Accrued Compensation shall mean an amount which shall include all amounts earned or accrued by Employee through the date of termination of this Agreement but not paid as of such date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) any expense allowance pursuant to Company policy, (iv) accrued but unused vacation pay per Company policy, and (v) bonuses and incentive compensation earned and awarded prior to the date of termination. Accrued Compensation shall be paid on the first regular pay date after the date of termination (or earlier, if required by applicable law).

(e) Termination.

(i) Cause; Without Good Reason; Death; Disability. If the Company ends the Term for Cause, if Employee resigns as an employee of the Company for reasons other than an event of Good Reason, the Employee dies or Disability occurs , then the Company shall pay to Employee the Accrued Compensation but shall have no obligation to pay Employee any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law or pursuant to the applicable award agreement or plan, be forfeited immediately upon the end of the Term. For the sake of clarity, any stock options, restricted stock or other equity compensation shall, to the extent vested on the date of resignation without Good Reason, the date the Company ends the Term for Cause, or the date of Employee’s death or Disability, remain outstanding and exercisable to the extent provided in the applicable award agreement or plan, by the Employee or his personal representative or executor.

(ii) Without Cause; Good Reason. In the event that the Company terminates Employee’s employment hereunder without Cause, or the Employee terminates his employment with Good Reason, he shall be entitled to the Accrued Compensation and, subject to Section 21 and 22 below,

(A) A lump sum payment equal to two times his Base Salary in effect at the date of termination, less applicable withholding

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(B) To the extent permitted by the Company’s health insurance carrier and if such coverage would not result in penalties to the Company under the Patient Protection and Affordable Care Act, continued participation (via state or federal insurance continuation laws such as COBRA, to the extent available) in the health and welfare plans (or comparable plans, if continued participation in the Company’s plans is not available) provided by the Company to Employee at the time of termination for a period of two years from the date of termination or, if earlier, until he is eligible for comparable coverage with a subsequent employer. The Company agrees to reimburse the payments Employee makes for such coverage, whether via continuation or separate comparable policy. Premium reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for insurance coverage. Employee shall give the Company prompt notice of his eligibility for comparable coverage.

(C) All vested stock options shall remain exercisable from the date of termination until the expiration date of the applicable award. So long as the Section 8 below does not apply, then all options which are unvested at the date of termination Without Cause or for Good Reason shall be accelerated as of the date of termination such that the number of option shares equal to 1/24th the number of option shares multiplied by the number of full months of Employee’s employment hereunder shall be deemed vested and immediately exercisable by the Employee. Any unvested options over and above the foregoing shall be cancelled and of no further force or effect, and shall not be exercisable by the Employee.

(D) Any severance payments and/or other separation benefits contemplated by this Agreement are conditional on Employee: (i) continuing to comply with the terms of this Agreement and the PIA (as defined herein); (ii) delivering prior to or contemporaneously with any such severance payments, and not revoking, (x) a customary general release of claims relating to Employee’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and (y) a customary affirmation of Employee’s continuing obligations hereunder and under the PIA.

Unless otherwise required by law, no severance payments and/or benefits under this Agreement will be paid and/or provided until after the expiration of any relevant revocation period. Subject to the effectiveness of the release, the severance payments shall be paid on the first payroll date that begins 30 days after Employee’s termination of employment.

8. Change in Control Payments. The provisions of this paragraph 8 set forth the terms of an agreement reached between Employee and the Company regarding Employee’s rights and obligations upon the occurrence of a “Change in Control” (as hereinafter defined) of the Company during the Term. These provisions are intended to assure and encourage in advance Employee’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control. The following provisions shall apply in the event of a Change in Control, in addition to any payment or benefit that may be required pursuant to Section 7.

(a) Equity. Upon the occurrence of a Change in Control, all stock options, restricted stock and other stock-based grants to Employee by the Company or that may be granted in the future shall, irrespective of any provisions of his award agreements, immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse.

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(b) Definitions. For purposes of this paragraph 8, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(1) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the “Acquiring Person”), other than the Company, or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3- promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes ; or

(2) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes ) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

(3) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

9. Proprietary Information and Inventions Agreement. As a condition of Employee’s employment with the Company, Employee agrees to sign the Company’s standard form of Proprietary Information and Inventions Agreement (“PIA”).

10. Successors and Assigns.

(a) Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Employee may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Employee. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Employee and his personal representatives, distributees and legatees.

(b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and of its successors and assigns, including (but not limited to) any Company that may acquire all or substantially all of the Company’s assets or business or into or with which the Company may be consolidated or merged. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

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11. Entire Agreement. This Agreement (together with the equity award agreements referred to herein) represents the entire agreement between the parties concerning Employee’s employment with the Company and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Employee and the Company relating to the subject matter of this Agreement.

12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Company. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Employee:                    [    ]

To the address specified in the payroll records of the Company.

If to the Company:	Rosewind Corporation 373 Inverness Parkway Suite 200 Englewood, Colorado 80112

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Employee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction or arbitrator acting pursuant to Section 19 below shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

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15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument. The parties agree that facsimile signatures shall have the same force and effect as original signatures.

19. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of Colorado, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in Denver, Colorado in accordance with its rules of arbitration procedure then in effect. The parties consent to the jurisdiction to the federal courts of the District of Colorado or, if there shall be no jurisdiction, to the state courts located in Arapahoe County, Colorado, to enforce any arbitration award rendered with respect thereto. Each party shall choose one arbitrator and the two arbitrators shall choose a third arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne by the Company unless Employee’s claim is deemed to be frivolous by the arbitrator(s) or judge.

20. Legal Fees. The Company shall pay the reasonable expenses of Employee’s counsel in negotiating this Agreement.

21. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in

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which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

22. Application of Internal Revenue Code Section 280G. If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

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The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Employee or the Company) or such other time as requested by Employee or the Company.

23. Indemnification. As a condition to the effectiveness of this Agreement, the Company and Employee shall enter into a mutually acceptable indemnification agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ROSEWIND CORPORATION		EMPLOYEE

By:
	Name: Michael Macaluso	Name:
Chairman,
Board of Directors

[Signature page to Employment Agreement]

EXHIBIT A

Terms of Equity Compensation

Management equity grant:

•	[•] total options to purchase shares of the Company’s common stock. The strike price for all options will be the last sale price of the Company’s common stock as reported on April [•], 2015 and in accordance with the terms of the Company’s Stock and Incentive Plan.

•	All options fully vest upon Change in Control, death, Disability, termination with or without Cause, termination for Good Reason

•	[•] options are fully vested on the Effective Date of this agreement

•	[•] options vest 365 days thereafter

•	[•] options vest 730 days thereafter

Exhibit F

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is dated as of April [•], 2015, by and between Vyrix Pharmaceuticals, Inc., a Delaware corporation (“Vyrix”), Luoxis Diagnostics, a Delaware corporation (“Luoxis” and, together with Vyrix, each an “Assignor”), Rosewind Corporation, a Colorado corporation (“Assignee”), and Ampio Pharmaceuticals, Inc., a Delaware corporation (“Counterparty”).

WHEREAS, in connection with that certain Agreement and Plan of Merger by and among Assignors, Assignee, and the other parties thereto, dated April [•], 2015, each Assignor desires, for good and valuable consideration, the receipt and adequacy which are acknowledged, to assign and transfer all of its rights and interests in and under the Contracts (as defined below) to Assignee and Assignee desires to accept such assignment and transfer and to assume the Contracts as of the date hereof, each in accordance with the terms and conditions of this Assignment.

WHEREAS, each Contract provides that such Contract may not be assigned without the prior written consent of the parties to the Contract. As such, this Assignment requires the written consent of Counterparty as the counterparty to each Contract.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the parties hereto agree as follows:

1. Assignment. Each Assignor hereby sells, assigns, transfers and conveys to Assignee, its successors and assigns, effective as of the date hereof, all of Assignor’s rights, title and interest in and under the following contracts:

(a) Services Agreement between Ampio Pharmaceuticals, Inc. and Vyrix Pharmaceuticals, Inc., dated as of January 1, 2014 (the “Vyrix Contract”); and

(b) Services Agreement between Ampio Pharmaceuticals, Inc. and Luoxis Diagnostics, Inc., dated as of January 1, 2013 (the “Luoxis Contract” and, together with the Vyrix Contract, the “Contracts”).

2. Assumption. Assignee, for itself and its successors and assigns, hereby accepts each Assignor’s assignment and assumes and agrees to be bound by and solely perform, effective as of the date hereof, all of the obligations, liabilities and duties of Assignor under each of the Contracts.

3. Consent. Counterparty consents and agrees that each Contract shall remain in full force and effect in accordance with its terms notwithstanding this Assignment and that Counterparty waives any termination or other rights that it may have under the Contracts that arise solely by virtue of this Assignment.

4. Governing Law. This Assignment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

5. Counterparts. This Assignment may be signed in any number of counterparts, all of which together shall constitute one and the same instrument. Any party may execute and deliver this Assignment by an executed signature page transmitted by electronic scan (pdf) or a facsimile machine.

6. Binding Effect. If and when this Assignment becomes effective, this Assignment shall be binding upon each Assignor, its successors and assigns, and shall inure to the benefit of Assignee, its successors and assigns.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

ASSIGNORS:

VYRIX PHARMACEUTICALS, INC.

By:
Name: Jarrett Disbrow
Title: Chief Executive Officer

LUOXIS DIAGNOSTICS, INC.

By:
Name: Joshua R. Disbrow
Title: Chief Executive Officer

ASSIGNEE:

ROSEWIND, CORPORATION

By:
Name: James B. Wiegand
Title: President

COUNTERPARTY:

AMPIO PHARMACEUTICALS, INC.

By:
Name: Gregory A. Gould
Title: Chief Executive Officer

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]